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Exhibit 10.9

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

REAL-ESTATEFORLEASE.COM, INC.,

UNI-PIXEL MERGER SUB, INC.,

GEMINI V, INC.,

UNI-PIXEL DISPLAYS, INC.

AND

THOSE STOCKHOLDERS OF REAL-ESTATEFORLEASE.COM, INC.
LISTED ON EXHIBIT "A" AS "COMPANY STOCKHOLDERS"

Dated December 7, 2004

i

5.5.	Absence of Certain Changes or Events	17
5.6.	Legal Proceedings	17
5.7.	Taxes and Tax Returns	17
5.8.	Compliance with Applicable Law	17
5.9.	Certain Contracts	18
5.10.	Properties and Insurance	18
5.11.	Minute Books	19
5.12.	Environmental Matters	19
5.13.	Agreements with Governmental Entity	19
5.14.	Labor Disputes	19
5.15.	Loans, Etc	19
5.16.	No Assets or Liabilities	19
5.17.	No Brokers	19
5.18.	Bankruptcy; Criminal Proceedings	20
5.19.	Disclosure	20
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF COMPANY, MERGER SUB AND COMPANY STOCKHOLDERS	20
6.1.	Organization and Good Standing	20
6.2.	Capitalization	21
6.3.	Authority; No Violation	22
6.4.	No Undisclosed Liabilities	22
6.5.	Financial Statements	22
6.6.	Absence of Certain Changes or Events	23
6.7.	Legal Proceedings	23
6.8.	Taxes and Tax Returns	23
6.9.	Employee Benefit Plans	23
6.10.	Compliance with Applicable Law	24
6.11.	Certain Contracts	24
6.12.	Properties and Insurance	24
6.13.	Minute Books	25
6.14.	Environmental Matters	25
6.15.	Agreements with Governmental Entity	25
6.16.	Labor Disputes	25
6.17.	Loans, Etc	26
6.18.	Absence of Liabilities	26
6.19.	Intellectual Property	26
6.20.	No Brokers	29
6.21.	Bankruptcy	29
6.22.	Criminal Proceedings	29
6.23.	Consents and Approvals	29
6.24.	State Takover Statutes	30
6.25.	Articles and Bylaws	30
6.26.	Disclosure	30
ARTICLE VII	COVENANTS OF THE PARTIES	30
7.1.	Conduct of Business	30
7.2.	Negative Covenants and Dividend Covenants	31
7.3.	No Solicitation	31
7.4.	Bridge Loan Agreement	32
7.5.	Current Information	32

7.6.	Access to Properties and Records; Confidentiality	32
7.7.	Regulatory Matters	33
7.8.	Further Assurances	33
7.9.	Public Announcements	33
7.10.	Failure to Fulfill Conditions	34
7.11.	Disclosure Supplements	34
7.12.	Cooperation	34
ARTICLE VIII	CONDITIONS PRECEDENT TO OBLIGATIONS OF UNI-PIXEL	34
8.1.	Accuracy of Representations and Warranties	34
8.2.	Government Consents	34
8.3.	Documents	34
8.4.	Private Placement	35
8.5.	Conversion of CapSource Notes	35
8.6.	Payment of Accrued Salaries and Reduction of Trade Debt	35
8.7.	Bridge Loan Agreement	36
8.8.	Adoption of Merger by Shareholders	36
8.9.	Employment Agreements	36
8.10.	No Proceedings	36
8.11.	No Injunctions or Restraints	36
8.12.	No Stop Order	36
8.13.	Tax Opinion	36
8.14.	Lock-Up Agreements	36
8.15.	Cancellation of Company Shares	36
8.16.	Placement Agent Agreement	37
8.17.	Final Capitalization	37
8.18.	Officer and Board Appointees	37
8.19.	Company Governing Documents	37
ARTICLE IX	CONDITIONS PRECEDENT TO OBLIGATIONS OF GEMINI	37
9.1.	Documents	37
9.2.	No Dissenting Shares	38
ARTICLE X	CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND MERGER SUB	38
10.1.	Government Consents	38
10.2.	Documents	38
10.3.	Employment Agreements	38
10.4.	Conversion of Uni-Pixel Notes	39
10.5.	Conversion of Indebtedness	39
10.6.	Payment of Accrued Salaries and Conversion of Trade Debt	39
10.7.	Representations and Warranties; Performance of Obligations	39
10.8.	Closing Balance Sheet	39
10.9.	No Proceedings	39
10.10.	No Injunctions or Restraints	39
10.11.	No Dissenting Shares	39
10.12.	Lock-Up Agreements	39
10.13.	Officer and Board Appointees	39
ARTICLE XI	POST-CLOSING OBLIGATIONS OF PARTIES	40
11.1.	Stock Option Plan	40

ARTICLE XII	TERMINATION OF AGREEMENT	40
12.1.	Termination	40
12.2.	No Liability for Proper Termination	41
ARTICLE XIII	INDEMNIFICATION AND REMEDIES	41
13.1.	Indemnification and Payment of Damages by Halter Financial, David DiSalvo and Frank DeLape	41
13.2.	Limitations On Amount	42
13.3.	No Third Party Beneficiaries	42
13.4.	Survival; Non-Waiver of Rights	42
ARTICLE XIV	MISCELLANEOUS	43
14.1.	Governing Law	43
14.2.	Assignment; Binding Upon Successors and Assigns	43
14.3.	Severability	43
14.4.	Expenses	43
14.5.	Attorneys' Fees	43
14.6.	Notices	43
14.7.	Entire Agreement	44
14.8.	Amendment	44
14.9.	Extension; Waiver	44
14.10.	Counterparts	45
14.11.	Descriptive Headings	45
14.12.	No Third Party Beneficiaries	45
14.13.	Arbitration	45
14.14.	Specific Performance	46
14.15.	Joint Preparation	46
14.16.	Drafting Ambiguities	46

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is entered into as of December 7, 2004 by and among Real-Estateforlease.com, Inc., a Delaware corporation (the "Company"), Uni-Pixel Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of the Company ("Merger Sub"), Gemini V, Inc., a Delaware corporation ("Gemini"), Uni-Pixel Displays, Inc., a Texas corporation ("Uni-Pixel") and those stockholders of the Company listed on Exhibit A as Company Stockholders (the "Company Stockholders"). The Company, Merger Sub, Gemini, Uni-Pixel and the Company Stockholders are each a "Party" and together are "Parties" to this Agreement.

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of the Company, Merger Sub, Gemini and Uni-Pixel deem it advisable and in the best interest of each corporation and their respective stockholders that Company, Merger Sub, Gemini and Uni-Pixel combine in order to advance the long-term business interests of Uni-Pixel and the Company; and

        WHEREAS, the combination of Company, Merger Sub, Gemini and Uni-Pixel shall be effected by the terms of this Agreement through a transaction in which Merger Sub and Gemini will merge with and into Uni-Pixel and the stockholders of Uni-Pixel and Gemini will become stockholders of the Company (the "Merger" and, together with the other transactions contemplated by this Agreement, the "Transactions"); and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

        1.1.    The Merger.    Subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL") and the Texas Business Corporations Act, as amended (the "TBCA"), Merger Sub and Gemini shall each be merged with and into Uni-Pixel at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Merger Sub and of Gemini shall cease and Uni-Pixel shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub and Gemini in accordance with the DGCL and the TBCA and shall continue under the name "Uni-Pixel Displays, Inc."

        1.2.    Effective Time.    Concurrently with the Closing (as defined below), Merger Sub, Gemini and Uni-Pixel will cause a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the TBCA and the DGCL, to be filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware, along with all other requisite filings and recordings. The Merger shall become effective on the date and at the time when the Certificate of Merger has been issued by the Secretary of State of the State of Texas (the "Effective Time").

        1.3.    Closing.    Immediately prior to the filing of the Certificate of Merger, the closing of the Transactions (the "Closing") shall take place at the offices of Winstead Sechrest & Minick P.C., legal counsel for Uni-Pixel, located at 401 Congress Avenue, Suite 2100, Austin, Texas 78701, at 10:00 a.m.,

local time, on December 8, 2004 or at such other date and time as the Parties shall otherwise agree (the "Closing Date").

        1.4.    Effects of the Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, (i) the separate existences of Merger Sub and Gemini shall cease and shall be merged with and into Uni-Pixel, (ii) Uni-Pixel shall succeed to all of the business, assets and goodwill, subject to the liabilities, of Merger Sub and Gemini, (iii) Merger Sub Common Stock shall be converted into shares of the Surviving Corporation and the Surviving Corporation will be a wholly-owned subsidiary of the Company and (iv) shares of Uni-Pixel Common Stock and Gemini Common Stock shall be converted into shares of Company Common Stock on the terms and conditions hereinafter set forth. Except as otherwise set forth herein, the Merger will occur in accordance with Article 5.06 of the TBCA. All property, rights, privileges, powers and franchises of Merger Sub and Gemini shall vest in the Surviving Corporation.

        1.5.    Tax Treatment.    It is intended by the Parties that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        1.6.    Directors and Officers.    At and after the Effective Time, the officers of Uni-Pixel shall be the officers of the Company, except that Jeffrey Tomz shall be the Secretary of the Company, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company's Certificate of Incorporation and Bylaws. The board of directors of the Company will be made up of five members including Frank DeLape as Chairman of the Board and Reed Killion. The remaining three independent members of the Company's Board of Directors will be mutually agreed upon by the other two directors.

        1.7.    Certain Definitions.

          (a)   "Knowledge." For purposes of this Agreement, whenever the phrase "to a Party's knowledge," "the Party is not aware" or a similar expression appears in any representation or warranty in this Agreement, it means either to the actual knowledge of the Party's executive officers, or that a prudent individual in the position of such executive officers should be expected to discover or otherwise become aware of such fact, condition or other matter in the course of conducting a reasonable investigation concerning the existence of such fact, condition or other matter. Whenever the phrase "the Party has received no notice" or like expression appears in any representation or warranty in this Agreement, it means that none of the Party's executive officers has received actual electronic or written notice of the matter to which such phrase is applied.

          (b)   "GAAP" shall mean United States generally accepted accounting principals, consistently applied.

          (c)   "Material Adverse Effect" or "Material Adverse Change" shall mean any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to be materially adverse to the financial condition, results of operations or business and operations, as currently conducted, of the Party, taken as a whole, to which the phrase refers.

          (d)   "Legal Proceedings" shall mean any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental (or otherwise) investigations of any nature.

          (e)   "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

          (f)    "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency.

          (g)   "Subsidiaries," when used in this Agreement with respect to any Party, means any corporation, joint venture, association, partnership, trust or other entity in which such Party has, directly or indirectly, at least a fifty percent (50%) interest or acts as a general partner.

          (h)   "Taxes" shall mean all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

ARTICLE II
THE SURVIVING CORPORATION

        2.1.    Certificate of Incorporation.    A Certificate of Amendment of the Certificate of Incorporation of Uni-Pixel (the "Certificate of Amendment") will be filed with the Secretary of State of the State of Texas simultaneous with the filing of the Certificate of Merger. The Certificate of Incorporation of Uni-Pixel, as amended by the Certificate of Amendment, in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBCA.

        2.2.    Bylaws.    The Amended and Restated Bylaws of Uni-Pixel (the "Amended Bylaws"), a true and correct copy of which are attached hereto as Exhibit J, which shall have been duly adopted by the Surviving Corporation at or prior to the Effective Time, shall be the Bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBCA and thereafter may be amended in accordance with their terms and the TBCA.

        2.3.    Directors and Officers.    At and after the Effective Time, the officers of Uni-Pixel shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The board of directors of the Surviving Corporation will be made up of three members including Dan Van Ostrand, Reed Killion, and Frank DeLape as Chairman of the Board.

ARTICLE III
CONVERSION OF STOCK

        3.1.    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

          (a)   Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time ("Merger Sub Common Stock") shall be converted into 100,000 shares of common stock, no par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock") with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the

  Surviving Corporation. All shares of treasury stock of the Merger Sub shall be cancelled and returned to the status of authorized but unissued shares.

          (b)   Each share of common stock, par value $0.0001 per share, of Gemini issued and outstanding immediately prior to the Effective Time ("Gemini Common Stock") shall be deemed to represent the respective numbers of shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") as determined by that formula set forth in Section 3.2 herein below.

          (c)   Each share of common stock, no par value per share, of Uni-Pixel issued and outstanding immediately prior to the Effective Time ("Uni-Pixel Common Stock") shall be deemed to represent the respective numbers of shares of Company Common Stock as determined by that formula set forth in Section 3.2 herein below.

          (d)   All shares of Merger Sub Common Stock and Gemini Common Stock, when so converted, will no longer be outstanding and will automatically be retired, and the holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Merger Sub Common Stock, Uni-Pixel Common Stock or Gemini Common Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such stock certificate, the applicable shares of Surviving Company Common Stock and Company Common Stock as set forth in Sections 3.1(a) , (b) and (c) above.

          (e)   Except as otherwise set forth herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

        3.2.    Merger Consideration.    Upon surrender of certificates representing Uni-Pixel Common Stock and Gemini Common Stock, the Company will issue and deliver, as provided in Section 3.3 herein, certificates representing the number of whole shares of Company Common Stock determined by the following exchange rate: (i) one (1) share of Company Common Stock shall be issued in exchange for each two shares of Uni-Pixel Common Stock issued and outstanding on the Effective Date; and (ii) one thousand six hundred sixty-seven (1,667) shares of Company Common Stock shall be issued in exchange for each one (1) share of Gemini Common Stock issued and outstanding as of the Effective Time (the "Merger Consideration"). Notwithstanding anything to the contrary set forth herein, the Parties to this Agreement agree that after giving effect to the Transactions but prior to the sale of the equity securities pursuant to the Private Placement described in Section 8.4 of this Agreement (the "Private Placement"), the holders of Uni-Pixel Common Stock shall hold, in the aggregate, not less than sixty-eight percent (68%) of the Company Common Stock issued and outstanding immediately after the consummation of the Transactions. The Parties also agree that, after giving effect to the Transactions and the Private Placement, the holders of the Uni-Pixel Common Stock shall hold in aggregate not less than forty three percent (43%) nor greater than fifty seven and one half percent (57.5%) of the Company Common Stock, on an as converted basis, all on terms no more favorable to the investors in the Private Placement than as set forth in attached Schedule 3.2. Schedule 3.2 sets forth the number of shares of the Company Common Stock each of the holders of the Uni-Pixel Common Stock shall hold immediately after the consummation of the Transactions.

        3.3.    Surrender and Payment.

          (a)   The Parties agree that American Stock Transfer and Trust shall act as transfer agent hereunder (the "Exchange Agent") with respect to the Merger.

          (b)   Promptly after the Effective Time, but in any event not later than five (5) business days thereafter, the Exchange Agent shall send to each holder of a stock certificate or certificates that immediately prior to the Effective Time represented outstanding Merger Sub Common Stock, Gemini Common Stock or Uni-Pixel Common Stock (the "Stock Certificates") a letter of transmittal and instructions for use in effecting the exchange of the Stock Certificates for stock certificates representing the applicable Merger Consideration described in Section 3.2 above. Provision also shall be made for holders of the Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger Consideration.

          (c)   After the Effective Time, the Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefore the applicable Merger Consideration subject to any required tax withholding, and the Stock Certificates so surrendered shall be canceled. Until so surrendered, each Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Consideration.

          (d)   If any shares of Company Common Stock are to be issued to a Person (as defined above) other than the registered holder of the Stock Certificate(s) surrendered in exchange therefore, it shall be a condition to such issuance or payment that the Stock Certificate(s) surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e)   Any Merger Consideration that remains unclaimed by the holders of Merger Sub Common Stock, Uni-Pixel Common Stock or Gemini Common Stock one (1) year after the Effective Time shall be returned to the Company, upon demand, and any such holder who has not exchanged such holder's Stock Certificates in accordance with this Section 3.3 prior to that time shall thereafter look only to the Company, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six (6) years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable in respect of such Stock Certificates shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Parties hereto shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f)    If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

        3.4.    Pink Sheets.    The Company hereby discloses and Uni-Pixel hereby acknowledges that it is the plan of Company to continue a listing of Company Common Stock on the Pink Sheets. Notwithstanding, Uni-Pixel has, in its sole judgment, determined and agreed to enter into this Agreement and exchange its shares of Uni-Pixel Common Stock for shares of Company Common Stock on the terms and conditions set forth herein, irrespective of whether the Company shall continue to maintain a listing on the Pink Sheets.

        3.5.    No Fractional Shares.    No fractional shares of Company Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Company. All holders of Company Common Stock shall be entitled to receive, in lieu thereof, an amount calculated in accordance with the following: all fractional shares of Company Common Stock greater than 0.5 shall be rounded up to the next whole share and all fractional shares of Company Common Stock less than 0.5 shall be rounded down to the next whole share without the payment of any cash amount for such fractional shares.

        3.6.    Dissenter's Rights.    Any shares of Uni-Pixel Common Stock that a stockholder thereof, properly exercising its dissent or appraisal rights in the manner provided in Article 5.12 of the TBCA (a "Dissenting Stockholder"), holds will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder under the TBCA; except that any such shares that a Dissenting Stockholder holds for which, after the Effective Time, such Dissenting Stockholder withdraws its demand for purchase or loses its purchase right as provided in the TBCA, will be deemed to be converted, as of the Effective Time, into the right to receive the applicable Merger Consideration. Uni-Pixel will give the Company (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the TBCA, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. Uni-Pixel will not voluntarily make any payment with respect to any appraisal demands and will not, except with the Company's prior written consent, settle or offer to settle any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF UNI-PIXEL

        Uni-Pixel hereby represents and warrants to the Company that each of the following are true and correct, except as set forth in the disclosure schedule delivered by Uni-Pixel on or before the date of this Agreement (the "Uni-Pixel Disclosure Schedule"). Disclosure in any paragraph of the Uni-Pixel Disclosure Schedule shall constitute disclosure for all other sections of this Article IV and this Agreement.

        4.1.    Organization.

          (a)   Uni-Pixel is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Uni-Pixel has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Uni-Pixel. Schedule 4.1(a) of the Uni-Pixel Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation of Uni-Pixel and the Amended Bylaws, each as amended and in effect on the date hereof (the "Uni-Pixel Governing Documents").

          (b)   Uni-Pixel does not have any Subsidiaries. Uni-Pixel does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate.

        4.2.    Capitalization.    As of the date hereof, the authorized capital stock of Uni-Pixel consists of an aggregate of 100,000,000 shares of stock, consisting of 100,000,000 shares of Uni-Pixel Common Stock. As of the date hereof, there are 16,000,000 shares of Uni-Pixel Common Stock issued and outstanding, which includes 363,403 shares of Uni-Pixel Common Stock held in the treasury of Uni-Pixel for satisfaction of Trade Debt (as defined in Section 8.6 of this Agreement). The issued and outstanding shares of Uni-Pixel Common Stock are owned by the Persons and in the numbers specified in

Schedule 4.2 of the Uni-Pixel Disclosure Schedule. As of the date hereof, there are no outstanding options granted by Uni-Pixel to any of its employees, consultants and lenders. All of the issued and outstanding shares of Uni-Pixel Common Stock are duly authorized and validly issued, and fully paid and no assessment has been made on such shares. The shares of Uni-Pixel Common Stock are not subject to any preemptive rights. Uni-Pixel does not have, nor is it bound by, any outstanding subscriptions, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Uni-Pixel or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

        4.3.    Authority; No Violation.

          (a)   Uni-Pixel has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Board of Directors of Uni-Pixel. Except for required Uni-Pixel stockholder approval, no corporate proceedings on the part of Uni-Pixel are necessary to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Uni-Pixel and constitutes the valid and binding obligation of Uni-Pixel, enforceable against Uni-Pixel in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement by Uni-Pixel, nor the consummation by Uni-Pixel of the Transactions in accordance with the terms hereof, or compliance by Uni-Pixel with any of the terms or provisions hereof, will (i) violate any provision of the Uni-Pixel Governing Documents, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Uni-Pixel or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, claim, charge or other encumbrance upon any of the properties or assets of Uni-Pixel under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Uni-Pixel is a party, or by which Uni-Pixel or any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate would not have a Material Adverse Effect on Uni-Pixel, or the ability of Uni-Pixel to consummate the Transactions. No consents or approvals of or filings or registrations with or notices to any public body or authority are necessary on behalf of Uni-Pixel in connection with (x) the execution and delivery by Uni-Pixel of this Agreement and (y) the consummation by Uni-Pixel of the Transactions.

        4.4.    Financial Statements.

          (a)   Schedule 4.4(a) of the Uni-Pixel Disclosure Schedule sets forth copies of (i) the audited financial statements of Uni-Pixel for the twelve (12) month periods ended December 31, 2002 and December 31, 2003, together with the report thereon of Helin, Donovan, Trubee & Wilkinson, LLP, independent certified public accountants; and (ii) unaudited financial statements of Uni-Pixel for the nine (9) month period ended September 30, 2004 (the "Uni-Pixel Financial Statements"). The Uni-Pixel Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of Uni-Pixel as at the respective dates of and for the periods referred to in such Uni-Pixel Financial Statements, all in accordance with GAAP.

          (b)   As of the date of this Agreement, all of the liabilities of Uni-Pixel for legal and consulting fees and expenses are set forth on Schedule 4.4(b) of the Uni-Pixel Disclosure Schedule.

        4.5.    Absence of Certain Changes or Events.    There has been no Material Adverse Change to Uni-Pixel since September 30, 2004 (including without limitation a Material Adverse Change to Uni-Pixel arising from the institution of Legal Proceedings (as defined above) or the occurrence of a default as described in Section 4.10(c)), and to Uni-Pixel's knowledge, no facts or conditions exist which are reasonably likely to cause such a Material Adverse Change to Uni-Pixel in the future.

        4.6.    Legal Proceedings.    As of the date of this Agreement, Uni-Pixel is not a party to any, and there are no pending or, to Uni-Pixel's knowledge, Legal Proceedings against Uni-Pixel or against any Uni-Pixel officer or director in their capacity as a Uni-Pixel officer or director which are material to Uni-Pixel. As of the date of this Agreement, Uni-Pixel is not a party to any material order, judgment or decree entered against Uni-Pixel in any lawsuit or proceeding.

        4.7.    Taxes and Tax Returns.    All United States, foreign, state and local tax returns and reports (collectively "Returns") required to be filed to date with respect to the operations of Uni-Pixel have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and all Taxes payable have been paid when due; there is no examination or audit known to Uni-Pixel or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Uni-Pixel is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Uni-Pixel with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to Uni-Pixel. Uni-Pixel has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Uni-Pixel from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Uni-Pixel is not a party to any tax-sharing or tax-allocation agreement, nor does Uni-Pixel owe any amounts under any tax-sharing or tax-allocation agreement.

        4.8.    Employee Benefit Plans.

          (a)   Schedule 4.8(a) of the Uni-Pixel Disclosure Schedule contains a complete list of "Plans" consisting of each arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by Uni-Pixel, or to which Uni-Pixel contributes, and which covers any employee or former employee of Uni-Pixel or under which Uni-Pixel has any liability, including "employee welfare benefit plan," "employee benefit plan" and "employee pension benefit plan" as defined under the Employee Retirement Income Security Act ("ERISA");

          (b)   With respect to the Plans, Uni-Pixel has delivered to the Company prior to the Closing, a copy of each Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan. The Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified;

          (c)   Uni-Pixel is not a party to any collective bargaining agreements. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending or threatened by any of the employees, former employees or employment applicants of Uni-Pixel that would have a Material Adverse Effect on Uni-Pixel.

          (d)   To Uni-Pixel's knowledge, no employee of Uni-Pixel is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of Uni-Pixel or would conflict with Uni-Pixel's business as conducted. To Uni-Pixel's knowledge, no employee of Uni-Pixel is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

        4.9.    Compliance with Applicable Law.    Uni-Pixel has substantially complied with all applicable laws, regulations, judgments, decrees or orders of any court or governmental agency or entity except where the failure to so comply would not have a Material Adverse Effect on Uni-Pixel.

        4.10.    Certain Contracts.

          (a)   Schedule 4.10(a) of the Uni-Pixel Disclosure Schedule sets forth true and correct copies of all written employment agreements or termination agreements with current officers, directors, employees or consultants of Uni-Pixel, to which Uni-Pixel is a party.

          (b)   As of the date of this Agreement, (i) Uni-Pixel is not a party to or bound by any commitment, agreement or other instrument (excluding commitments and agreements in connection with extensions of credit by Uni-Pixel) which contemplates the payment of amounts in excess of $10,000, or which otherwise is material to the operations, assets or financial condition of Uni-Pixel, including but not limited to any royalty, franchising fees, or any other fee based on a percentage of revenues or income and (ii) no commitment, agreement or other instrument to which Uni-Pixel is a party or by which it is bound limits the freedom of Uni-Pixel to compete in any line of business or with any person.

          (c)   As of the date of this Agreement, Uni-Pixel is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement (as to royalty payments) or other commitment or arrangement.

          (d)   As of the date of this Agreement, to the knowledge of Uni-Pixel, any other party thereto is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement or other commitment or arrangement that is material to Uni-Pixel.

          (e)   As of the date of this Agreement, to the knowledge of Uni-Pixel, all royalty payments, franchising fees, or any other payments based on a percentage of revenues or income have been fully paid by Uni-Pixel to any other party.

        4.11.    Properties and Insurance.

          (a)   Uni-Pixel has good and, as to owned real property, if any, legal title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Uni-Pixel's balance sheet as of September 30, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2004), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and statutory and contractual landlord's liens in connection with any leases, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Uni-Pixel and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to the Company prior to the date hereof. Uni-Pixel, as lessee, has the right under written leases to occupy, use, possess and control, in all material respects, all real property leased by it, subject to the terms and provisions of such leases.

          (b)   Except for software licenses associated with stand-alone computers, leases of vehicles and leases or hire contracts for miscellaneous office equipment and all sale-leaseback transactions, all assets of Uni-Pixel that exceed $5,000 in value, to include any and all property, whether tangible or intangible, and including but not limited to any and all Intellectual Property or the right to any and all royalties accruing thereunder are the lawful property of Uni-Pixel and as such are freely and fully assignable or transferable except as otherwise provided herein.

          (c)   Schedule 4.11(c) of the Uni-Pixel Disclosure Schedule lists all policies of insurance and bonds covering business operations and insurable properties and assets of Uni-Pixel, all risks insured against, and the amount thereof and deductibles relating thereto. As of the date hereof, Uni-Pixel has not, since January 1, 2003, received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in default in any material respect under such policy or bond, and, to Uni-Pixel's knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

        4.12.    Minute Books.    The minute books of Uni-Pixel contain records which, in all material respects, accurately record all meetings of its stockholders and Board of Directors (including committees of its Board of Directors).

        4.13.    Environmental Matters.

          (a)   Uni-Pixel has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Uni-Pixel is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Uni-Pixel. Uni-Pixel has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Uni-Pixel, or owned or controlled by Uni-Pixel as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time may violate, any presently existing federal, regional, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Uni-Pixel.

          (b)   Uni-Pixel has no knowledge that, during Uni-Pixel's ownership or lease of such Properties, any of the Properties has been operated in any manner that violated any applicable national, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on Uni-Pixel.

        4.14.    Agreements with Governmental Entity.    Uni-Pixel is not a party to any agreement or memorandum of understanding with, or a party to any commitment letter, or board resolution submitted to a regulatory authority or similar undertaking to, and is not a recipient of, nor a party to any order or directive by, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

        4.15.    Labor Disputes.    Uni-Pixel is not directly or indirectly involved in or threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which would have a Material Adverse Effect on Uni-Pixel.

        4.16.    Loans, Etc.    As of the date of this Agreement, no stockholder of Uni-Pixel has any liabilities, obligations or indebtedness of any kind whatsoever chargeable to the Uni-Pixel stockholder and payable to Uni-Pixel by the Uni-Pixel stockholder.

        4.17.    Intellectual Property.

          (a)    Intellectual Property Assets.    The term "Intellectual Property" includes the following:

              (i)  all United States, international and foreign patents, patent applications and statutory invention registrations, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions therein, all rights therein provided by international treaties or conventions and all improvements thereto, and all other rights of any kind whatsoever of Uni-Pixel accruing thereunder or pertaining thereto (the "Patents");

             (ii)  all trademarks (including, without limitation, service marks), certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or Territory of the United States or any foreign country (but excluding any United States intent-to-use trademark application prior to the filing and acceptance of a Statement of Use or an Amendment to allege use in connection therewith to the extent that a valid security interest may not be taken in such an intent-to-use trademark application under applicable law), and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Uni-Pixel accruing thereunder or pertaining thereto (the "Trademarks");

            (iii)  all copyrights, copyright applications, copyright registrations and like protections in each work of authorship, whether statutory or common law, whether published or unpublished, any renewals or extensions thereof, all copyrights of works based on, incorporated in, derived from, or relating to works covered by such copyrights, together with all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Uni-Pixel accruing thereunder or pertaining thereto (the "Copyrights");

            (iv)  all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information of Uni-Pixel (the "Trade Secrets");

             (v)  all computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing of Uni-Pixel (the "Computer Software");

            (vi)  all license agreements, permits, authorizations and franchises, whether with respect to the Patents, Trademarks, Copyrights, URLs, Trade Secrets or Computer Software, or with respect to the patents, trademarks, copyrights, trade secrets, computer software or other proprietary right of any other Person, and all income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises of Uni-Pixel (the "Licenses");

           (vii)  all URLs, domain names or other names or addresses relating to Uni-Pixel's operations with respect to the Internet (including, without limitation, registrations and applications for registration thereof with private or public URL registries, domestic and foreign), together with all intellectual property and all other rights of any kind whatsoever of Uni-Pixel accruing thereunder, pertaining thereto or associated therewith, including, without limitation, all registrations, applications, renewals, reissues, extensions, links (including, without limitation, metal tags), and connections ("URLs").

          (b)    Agreements.    Schedule 4.17(b) of the Uni-Pixel Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Uni-Pixel, of each written or oral written lease, agreement, contract, commitment or license by which Uni-Pixel (a) has or may acquire any rights, (b) has or may become subject to any obligation or liability, or (c) or any of the assets owned or used by it is or may become bound ("Arrangements") relating to Intellectual Property to which Uni-Pixel is a party or by which Uni-Pixel is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which Uni-Pixel is the licensee. There are no outstanding and, to the knowledge of Uni-Pixel, no threatened disputes or disagreements with respect to any such Arrangements. To the knowledge of Uni-Pixel, no party to an Arrangement relating to the use by Uni-Pixel of any Intellectual Property owned by another Person is or has at any time been in breach of such Arrangements. Uni-Pixel has not granted or is not obligated to grant a license, assignment or other right with respect to any Intellectual Property.

          (c)    Know-How.

              (i)  The Intellectual Property includes all such assets which are reasonably necessary for the operation of Uni-Pixel's businesses as it is currently conducted. Uni-Pixel is the owner of all right, title, and interest in and to all Intellectual Property, free and clear of all liens, security interests, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property.

             (ii)  All former and current employees of Uni-Pixel have executed written Arrangements with Uni-Pixel that assign to Uni-Pixel all rights to any inventions, improvements, discoveries, or information relating to the business of Uni-Pixel. To the knowledge of Uni-Pixel, no employee of Uni-Pixel has entered into any Arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than Uni-Pixel. No past or present shareholder, employee, director, officer, contractor, agent or representative of Uni-Pixel has any ownership interest or any other rights in or to any Intellectual Property. No Arrangement or understanding exists between Uni-Pixel and any third party which would impede or prevent the continued use of such right, title and interest of Uni-Pixel in and to the Intellectual Property as Uni-Pixel had prior to the Closing and used in the conduct of its business, subject to the rights of licensors and licensees pursuant to existing Arrangements listed on Schedule 4.17(b) to the Uni-Pixel Disclosure Schedule.

          (d)    Patents.

              (i)  Schedule 4.17(d) of the Uni-Pixel Disclosure Schedule contains a complete and accurate list and summary description of all Patents. Uni-Pixel is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, encumbrances, equities, and other adverse claims.

             (ii)  All Patents that have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (as defined below) (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  No registered Patent or pending patent application has been or is now involved in any opposition, invalidation, or cancellation (except for a request to resubmit) and, to knowledge of Uni-Pixel, no such action is threatened with respect to any of the Patents.

            (iv)  To the knowledge of Uni-Pixel, there is no potentially interfering patent or patent application of any third party.

             (v)  To the knowledge of Uni-Pixel, no Patent is infringed or has been challenged or threatened in any way. To the knowledge of Uni-Pixel, none of the Patents infringes or is alleged to infringe any patent of any third party.

            (vi)  All products and materials containing a registered Patent bear the proper federal registration notice where permitted by law.

          (e)    Trademarks.

              (i)  Schedule 4.17(e) of the Uni-Pixel Disclosure Schedule contains a complete and accurate list and summary description of all Trademarks. Uni-Pixel is the owner of all right, title, and interest in and to each of the Trademarks, free and clear of all liens, claims, security interests, equities, and other adverse claims.

             (ii)  All Trademarks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  No registered Trademark or pending trademark application has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of Uni-Pixel, no such action is threatened with respect to any of the Trademarks.

            (iv)  To the knowledge of Uni-Pixel, there is no potentially interfering trademark or trademark application of any third party.

             (v)  To the knowledge of Uni-Pixel, no Trademark is infringed or has been challenged or threatened in any way. To the knowledge of Uni-Pixel, none of the Trademarks infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

            (vi)  To the knowledge of Uni-Pixel, all products and materials containing a registered Trademark bear the proper federal registration notice where permitted by law.

          (f)    Copyrights.

              (i)  Schedule 4.17(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. Uni-Pixel is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, claims, security interests, equities, and other adverse claims.

             (ii)  All the Copyrights which have been registered are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  To the knowledge of Uni-Pixel, no Copyright is infringed or has been challenged or threatened in any way. To the knowledge of Uni-Pixel, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

          (g)    Trade Secrets.

              (i)  With respect to each Trade Secret, the documentation relating to such Trade Secret is reasonably current and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

             (ii)  Uni-Pixel has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

            (iii)  Uni-Pixel has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To the knowledge of Uni-Pixel, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than Uni-Pixel) or to the detriment of Uni-Pixel. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          (h)    Computer Software.

              (i)  Uni-Pixel is the owner of all right, title, and interest in and to the Computer Software, free and clear of all liens, security interests, encumbrances, equities and other adverse claims and the Computer Software may be used by Uni-Pixel following the Closing Date in the same manner as such were used prior to the Closing Date without the payment of additional fees.

             (ii)  The documentation regarding the Computer Software is materially complete and accurately reflects the Computer Software in all material respects. The Computer Software performs in all material respects in accordance with such software documentation.

            (iii)  Except for changes to be made in the ordinary course of business which would not have a Material Adverse Effect on Uni-Pixel to the knowledge of Uni-Pixel, no currently available or announced technological advance or software release will result in the obsolescence of any of the Computer Software within the next twelve (12) months.

          (i)    URLs.

              (i)  Uni-Pixel is the owner of all right, title, and interest in and to each URL, free and clear of all liens, security interests, encumbrances, equities and other adverse claims.

             (ii)  All URLs that have been registered with the appropriate applicable private or public URL registries, domestic and foreign, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications, if any), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  No registered URL or pending URL application has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of Uni-Pixel, no such action is threatened with respect to any of the URLs.

            (iv)  To the knowledge of Uni-Pixel, there is no potentially interfering URL or URL application of any third party.

             (v)  To the knowledge of Uni-Pixel, no URL is infringed or has been challenged or threatened in any way. To the knowledge of Uni-Pixel, none of the URLs infringes or is alleged to infringe any URL of any third party.

          (j)    Licenses.

              (i)  Schedule 4.17(j) of the Uni-Pixel Disclosure Schedule contains a complete and accurate list and summary description of all Licenses.

             (ii)  All Licenses are rightfully used and authorized for use by Uni-Pixel pursuant to valid Arrangements with respect to such Licenses. Uni-Pixel has all rights with respect to Licenses reasonably necessary to carry out Uni-Pixel's activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly all third-party Intellectual Property rights making up each such License.

            (iii)  Uni-Pixel is not, nor as a result of the execution or delivery of this Agreement, or performance of Uni-Pixel's obligations hereunder, will Uni-Pixel be, in violation of any License.

        4.18.    No Brokers.    Uni-Pixel has not employed or authorized anyone to represent it as a broker or finder in connection with the Transactions, and no broker or other person is entitled to any commission or finder's fee from Uni-Pixel in connection with the Transactions. Uni-Pixel will indemnify and hold harmless the Company and Merger Sub from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses the Company or Merger Sub may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Uni-Pixel.

        4.19.    Bankruptcy; Criminal Proceedings.    To the best of the knowledge of Uni-Pixel, Uni-Pixel, its officers, directors, affiliates, promoters or any predecessor thereof have not been subject to or suffered any of the following:

          (a)   Any bankruptcy petition filed by or against any business of which such Person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

          (b)   Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

          (c)   Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such Person's involvement in any type of business, securities or banking activities; or

          (d)   Being found guilty by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission ("SEC") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

        4.20.    Disclosure.    No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF GEMINI

        Gemini hereby represents and warrants to the Company that each of the following are true and correct:

        5.1.    Organization; Good Standing.

          (a)   Gemini is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gemini has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Gemini. Schedule 5.1(a) of the Disclosure Schedule delivered by Gemini in connection with this Agreement (the "Gemini Disclosure Schedule") sets forth true and complete copies of the Articles of Incorporation and Bylaws of Gemini, each as amended and in effect on the date hereof (the "Gemini Governing Documents").

          (b)   Gemini does not have any Subsidiaries. Gemini does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate.

        5.2.    Capitalization.    As of the date hereof, the authorized capital stock of Gemini consists of an aggregate of 3,000 shares of stock, consisting of 2,000 shares of Gemini Common Stock, par value $0.0001 per share and 1,000 shares of preferred stock, par value $0.0001 per share ("Gemini Preferred Stock" and together with Gemini Common Stock, "Gemini Stock"). As of the date hereof, there are 1,750 shares of Gemini Common Stock issued and outstanding, no shares of Gemini Preferred Stock issued or outstanding and no shares of Gemini Stock held in the treasury of Gemini. The issued and outstanding shares of Gemini Stock are owned by the Persons and in the numbers specified in Schedule 5.2 of the Gemini Disclosure Schedule. As of the date hereof, there are no shares of Gemini Stock issuable upon exercise of any outstanding options granted pursuant to any Gemini stock option or benefit plan. All issued and outstanding shares of Gemini Common Stock are duly authorized and validly issued, and fully paid and no assessment has been made on such shares. The authorized but unissued shares of Gemini Stock are not subject to any preemptive rights. Gemini does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Gemini or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

        5.3.    Authority; No Violation.

          (a)   Gemini has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and stockholders of Gemini. No corporate proceedings on the part of Gemini are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Gemini and constitutes the valid and binding obligation of Gemini, enforceable against Gemini in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement by Gemini, nor the consummation by Gemini of the Transactions, or compliance by Gemini with any of the terms or provisions hereof, will (i) violate any provision of Gemini's Governing Documents, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Gemini or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Gemini under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Gemini is a party, or by which Gemini or any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate would not have a Material Adverse Effect on Gemini, or the ability of Gemini to consummate the Transactions. No consents or approvals of or filings or registrations with or notices to any public body or authority are necessary on behalf of Gemini in connection with (x) the execution and delivery by Gemini of this Agreement and (y) the consummation by Gemini of the Transactions.

        5.4.    Financial Statements.    As of the date of this Agreement, all of the liabilities of Gemini for legal and consulting fees and expenses are set forth on Schedule 5.4 of the Gemini Disclosure Schedule.

        5.5.    Absence of Certain Changes or Events.    There has been no Material Adverse Change to Gemini since September 30, 2004 (including without limitation a Material Adverse Change to Gemini arising from the institution of Legal Proceedings (as defined above) or the occurrence of a default as described in Section 5.9(c)), and to Gemini's knowledge, no facts or conditions exist which are reasonably likely to cause such a Material Adverse Change to Gemini in the future.

        5.6.    Legal Proceedings.    As of the date of this Agreement, Gemini is not a party to any, and there are no pending or, to Gemini's knowledge, threatened Legal Proceedings against Gemini or against any present or former Gemini officer or director in their capacity as an officer or director which are material to Gemini. As of the date of this Agreement, Gemini is not a party to any material order, judgment or decree entered against Gemini in any lawsuit or proceeding.

        5.7.    Taxes and Tax Returns.    All Returns required to be filed to date with respect to the operations of Gemini have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and all Taxes payable have been paid when due; there is no examination or audit known to Gemini or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Gemini is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Gemini with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to Gemini. Gemini has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Gemini from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Gemini is not a party to any tax-sharing or tax-allocation agreement, and Gemini does not owe any amounts under any tax-sharing or tax-allocation agreement.

        5.8.    Compliance with Applicable Law.    Gemini has substantially complied with all applicable laws, regulations, judgments, decrees or orders of any court or governmental agency or entity except where the failure to so comply would not have a Material Adverse Effect on Gemini.

        5.9.    Certain Contracts.

          (a)   Schedule 5.9(a) of the Gemini Disclosure Schedule sets forth true and correct copies of all written employment agreements or termination agreements with current officers, directors or consultants of Gemini, and to which Gemini is a party.

          (b)   As of the date of this Agreement, (i) Gemini is not a party to or bound by any commitment, agreement or other instrument (excluding commitments and agreements in connection with extensions of credit by Gemini) which contemplates the payment of amounts in excess of $10,000, or which otherwise is material to the operations, assets or financial condition of Gemini, including but not limited to any royalty, franchising fees, or any other fee based on a percentage of revenues or income and (ii) no commitment, agreement or other instrument to which Gemini is a party or by which it is bound limits the freedom of Gemini to compete in any line of business or with any person.

          (c)   As of the date of this Agreement, Gemini is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement (as to royalty payments) or other commitment or arrangement.

          (d)   As of the date of this Agreement, to the knowledge of Gemini, any other party thereto is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement or other commitment or arrangement that is material to Gemini.

          (e)   As of the date of this Agreement, to the knowledge of Gemini, all royalty payments, franchising fees, or any other payments based on a percentage of revenues or income have been fully paid by Gemini to any other party.

        5.10.    Properties and Insurance.

          (a)   Gemini has good and, as to owned real property, if any, legal title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Gemini's balance sheet as of September 30, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2004), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and statutory and contractual landlord's liens in connection with any leases, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Gemini and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to Uni-Pixel prior to the date hereof. Gemini, as lessee, has the right under written leases to occupy, use, possess and control, in all material respects, all real property leased by it, as presently occupied, used, possessed and controlled by it, subject to the terms and provisions of such leases.

          (b)   Except for software licenses associated with stand-alone computers, leases of vehicles and leases or hire contracts for miscellaneous office equipment and all sale-leaseback transactions, all assets of Gemini that exceed $5,000 in value, to include any and all property, whether tangible or intangible, and including but not limited to any and all Intellectual Property or the right to any and all royalties accruing thereunder are the lawful property of Gemini and as such are freely and fully assignable or transferable except as otherwise provided herein.

          (c)   Schedule 5.10(c) of the Gemini Disclosure Schedule lists all policies of insurance and bonds covering business operations and insurable properties and assets of Gemini, all risks insured against, and the amount thereof and deductibles relating thereto. As of the date hereof, Gemini has not, since January 1, 2003, received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in default in any material respect under such policy or bond, and, to Gemini's knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

        5.11.    Minute Books.    The minute books of Gemini contain records which, in all material respects, accurately record all meetings of their stockholders and Boards of Directors (including committees of their Boards of Directors).

        5.12.    Environmental Matters.

          (a)   Gemini has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Gemini is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Gemini. Gemini has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Gemini, or owned or controlled by Gemini as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time may violate, any presently existing federal, regional, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Gemini.

          (b)   Gemini has no knowledge that, during Gemini's ownership or lease of such Properties, any of such Properties has been operated in any manner in that violated any applicable national, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on Gemini.

        5.13.    Agreements with Governmental Entity.    Gemini is not a party to any agreement or memorandum of understanding with, or a party to any commitment letter, or board resolution submitted to a regulatory authority or similar undertaking to, and is not a recipient of, nor a party to any order or directive by, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

        5.14.    Labor Disputes.    Gemini is not directly or indirectly involved in or threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which would have a Material Adverse Effect on Gemini.

        5.15.    Loans, Etc.    As of the date of this Agreement, no Gemini stockholder has any liabilities, obligations or indebtedness of any kind whatsoever chargeable to the Gemini stockholder and payable to Gemini by the Gemini stockholder.

        5.16.    No Assets or Liabilities.    Gemini does not have any liabilities, whether absolute, accrued, contingent or otherwise. Gemini has no assets.

        5.17.    No Brokers.    Gemini has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Gemini in connection with the Transactions. Gemini will indemnify and hold harmless Uni-Pixel from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses they may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Gemini.

        5.18.    Bankruptcy; Criminal Proceedings.    To the best of the knowledge of Gemini, Gemini, its officers, directors, affiliates, promoters or any predecessor thereof have not been subject to or suffered any of the following:

          (a)   Any bankruptcy petition filed by or against any business of which such Person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

          (b)   Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

          (c)   Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such Person's involvement in any type of business, securities or banking activities; or

          (d)   Being found guilty by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

        5.19.    Disclosure.    No representation or warranty contained in this Article V contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF COMPANY, MERGER SUB AND COMPANY STOCKHOLDERS

        The Company and Merger Sub hereby, jointly and severally, represent and warrant to Uni-Pixel that the statements contained in this Article VI are true and correct, except as set forth in the disclosure schedule delivered by Company and Merger Sub to Uni-Pixel on or before the date of this Agreement (the "Company Disclosure Schedule"). Halter Financial Group, Inc. hereby represents and warrants to Uni-Pixel that the statements contained in this Article VI, as such statements apply to the period from July 31, 2000 through and including June 13, 2001, are true and correct, except as set forth in the Company Disclosure Schedule. David DiSalvo hereby represents and warrants to Uni-Pixel that the statements contained in this Article VI, as such statements apply to the period from June 14, 2001 through and including November 14, 2004, are true and correct, except as set forth in the Company Disclosure Schedule. Frank DeLape hereby represents and warrants to Uni-Pixel that the statements contained in this Article VI, as such statements apply to the period from November 15, 2004 through and including the Closing Date, are true and correct, except as set forth in the Company Disclosure Schedule. Disclosure in any paragraph of the Company Disclosure Schedule shall constitute disclosure for all other sections of this Article VI and this Agreement. Unless otherwise expressly stated or indicated by the context, when used in this Article VI, the term "Company" refers to Company and its Subsidiaries on a consolidated basis.

        6.1.    Organization and Good Standing.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company and Merger Sub each have the requisite corporate power and authority to own or lease all of their respective properties and assets and to carry on their respective businesses as they are now being conducted and are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company or Merger Sub. Schedule 6.1(a) of the Company Disclosure Schedule sets forth true and complete copies of the Articles of Incorporation and Bylaws of the Company and Merger Sub, respectively, each as amended and in effect on the date hereof.

          (b)   Merger Sub is a wholly-owned Subsidiary of the Company. Except for Merger Sub, the Company has no Subsidiaries. Merger Sub has no Subsidiaries. Except as to Merger Sub, neither the Company, nor Merger Sub owns or controls, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity or own real estate.

        6.2.    Capitalization.

          (a)   As of the date hereof, the authorized capital stock of the Company consists of an aggregate of 40,000,000 shares of Company Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock" and together with Company Common Stock, "Company Stock"). As of the date hereof, there are, and at the Closing Date there will be, approximately 1,200,000 shares of Company Common Stock issued and outstanding and no shares of Company Stock held in the treasury of the Company. The issued and outstanding shares of Company Stock are owned by the Persons and in the numbers specified in Schedule 6.2 of the Company Disclosure Schedule. As of the date hereof, there are (i) no shares of Company Preferred Stock issued and outstanding, and (ii) no outstanding options, warrants or other rights to acquire shares of Company Stock. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, and fully paid and no assessment has been made on such shares. The authorized but unissued shares of Company Stock are not subject to any preemptive rights. The Company does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any other Legal Requirement (as defined herein above). There are no outstanding obligations of the Company to register under the Securities Act any shares of its capital stock or to include in any registration of its capital stock shares held by others.

          (b)   As of the date hereof, the authorized capital stock of Merger Sub consists of an aggregate of 100,000 shares of Merger Sub Common Stock. As of the date hereof, there are 100,000 shares of Merger Sub Common Stock issued and outstanding and no shares of Merger Sub Common Stock held in the treasury of Merger Sub. As of the date hereof, there are no shares of Merger Sub Common Stock issuable upon exercise of any outstanding options granted pursuant to any Merger Sub stock option or benefit plan. All issued and outstanding shares of Merger Sub Common Stock are duly authorized and validly issued, and fully paid and no assessment has been made on such shares. The authorized but unissued shares of Merger Sub Common Stock are not subject to any preemptive rights. Merger Sub does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Merger Sub or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

        6.3.    Authority; No Violation.

          (a)   Both the Company and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Board of Directors of the Company and the Board of Directors and stockholders of Merger Sub. No corporate proceedings on the part of either the Company or Merger Sub are necessary to consummate the Transactions.

          (b)   Neither the execution and delivery of this Agreement by the Company or Merger Sub, nor the consummation by the Company or Merger Sub of the Transactions in accordance with the terms hereof, or compliance by the Company or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of either the Company's or Merger Sub's Articles of Incorporation or Bylaws, each as amended and in effect as of the date hereof, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either the Company or Merger Sub or any of their properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of either the Company or Merger Sub under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either the Company or Merger Sub is a party, or by which the Company or Merger Sub or any of their properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate would not have a Material Adverse Effect on either the Company or Merger Sub, or the ability of the Company or Merger Sub to consummate the Transactions. No consents or approvals of or filings or registrations with or notices to any public body or authority are necessary on behalf of the Company or Merger Sub in connection with (x) the execution and delivery by the Company or Merger Sub of this Agreement and (y) the consummation by the Company or Merger Sub of the Transactions.

        6.4.    No Undisclosed Liabilities.    Merger Sub was formed exclusively for the purpose of effecting the Merger and the Transactions and therefore has no assets and no material obligations or liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than (i) those incurred in connection with the execution of this Agreement, and (ii) those as would not have a Material Adverse Effect on Merger Sub.

        6.5.    Financial Statements.

          (a)   Schedule 6.5(a) of the Company Disclosure Schedule sets forth copies of (i) the audited financial statements of the Company for the twelve (12) month periods ended December 31, 2002 and December 31, 2003 together with the report thereon of S.W. Hatfield, CPA, independent certified public accountants; and (ii) unaudited financial statements of the Company for the nine (9) month period ended September 30, 2004 (the "Company Financial Statements"). The Company Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company as at the respective dates of and for the periods referred to in such Company Financial Statements, all in accordance with GAAP. The Company Financial Statements do not now and did not at the time they were prepared, or will not at the time they are prepared, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   As of the date of this Agreement, all of the liabilities of the Company for legal and consulting fees and expenses are set forth on Schedule 6.5(b) of the Company Disclosure Schedule.

        6.6.    Absence of Certain Changes or Events.    There has been no Material Adverse Change to the Company since December 31, 2003 (including without limitation a Material Adverse Change to the Company arising from the institution of Legal Proceedings (as defined above) or the occurrence of a default as described in Section 6.11(c)), and to the Company's knowledge, no facts or conditions exist which are reasonably likely to cause such a Material Adverse Change to the Company in the future.

        6.7.    Legal Proceedings.    As of the date of this Agreement, neither the Company nor Merger Sub is a party to any, and there are no pending or, to either the Company's or Merger Sub's knowledge, no threatened Legal Proceedings against either the Company or Merger Sub or against any present or former Company or Merger Sub officer or director in their capacity as an officer or director which are material to either the Company or Merger Sub. As of the date of this Agreement, neither Company nor Merger Sub is a party to any material order, judgment or decree entered against either the Company or Merger Sub in any lawsuit or proceeding.

        6.8.    Taxes and Tax Returns.    All Returns required to be filed to date with respect to the operations of the Company and Merger Sub have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and all Taxes payable have been paid when due; there is no examination or audit known to Company or Merger Sub or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Company or Merger Sub is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Company or Merger Sub with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to Company or Merger Sub. Neither Company nor Merger Sub has executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Company and Merger Sub from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Neither Company nor Merger Sub is a party to any tax-sharing or tax-allocation agreement, nor does Company or Merger Sub owe any amounts under any tax-sharing or tax-allocation agreement.

        6.9.    Employee Benefit Plans.

          (a)   Schedule 6.9(a) of the Company Disclosure Schedule contains a complete list of "Plans" consisting of each arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by Company or Merger Sub, or to which Company or Merger Sub contributes, and which covers any employee or former employee of Company or Merger Sub or under which Company or Merger Sub has any liability, including "employee welfare benefit plan," "employee benefit plan" and "employee pension benefit plan" as defined under ERISA;

          (b)   With respect to the Plans, Company and Merger Sub have delivered to Uni-Pixel prior to the Closing, a copy of each Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan. The Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified;

          (c)   Neither the Company nor Merger Sub is a party to any collective bargaining agreements. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending or threatened by any of the employees, former employees or employment applicants of Company or Merger Sub that would have a Material Adverse Effect on Company or Merger Sub.

          (d)   To the knowledge of Company and Merger Sub, no employee of Company or Merger Sub is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of Company and/or Merger Sub or would conflict with Company or Merger Sub's business as conducted. To the knowledge of Company and Merger Sub, no employee of Company or Merger Sub is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto. No Plan provides for payment to any person resulting from "change in ownership or control" under Section 280(G) of the Internal Revenue Code.

        6.10.    Compliance with Applicable Law.    Company and Merger Sub have substantially complied with all applicable laws, regulations, judgments, decrees or orders of any court or governmental agency or entity except where the failure to so comply would not have a Material Adverse Effect on the Company or Merger Sub.

        6.11.    Certain Contracts.

          (a)   Schedule 6.11(a) of the Company Disclosure Schedule sets forth true and correct copies of all written employment agreements or termination agreements with current officers, directors or consultants of the Company or Merger Sub, and to which the Company is a party.

          (b)   As of the date of this Agreement, (i) neither the Company nor Merger Sub is a party to or bound by any commitment, agreement or other instrument (excluding commitments and agreements in connection with extensions of credit by the Company) which contemplates the payment of amounts in excess of $10,000, or which otherwise is material to the operations, assets or financial condition of the Company, including but not limited to any royalty, franchising fees, or any other fee based on a percentage of revenues or income and (ii) no commitment, agreement or other instrument to which the Company or Merger Sub is a party or by which it is bound limits the freedom of the Company or Merger Sub to compete in any line of business or with any person.

          (c)   As of the date of this Agreement, neither the Company nor Merger Sub is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement (as to royalty payments) or other commitment or arrangement.

          (d)   As of the date of this Agreement, to the knowledge of the Company and Merger Sub, any other party thereto is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement, license agreement or other commitment or arrangement that is material to the Company or Merger Sub.

          (e)   As of the date of this Agreement, to the knowledge of the Company and Merger Sub, all royalty payments, franchising fees, or any other payments based on a percentage of revenues or income have been fully paid by the Company or Merger Sub to any other party.

        6.12.    Properties and Insurance.

          (a)   The Company has good and, as to owned real property, if any, legal title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Company's balance sheet as of September 30, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2004), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and statutory and contractual landlord's liens in connection with any leases, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of the Company and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to Uni-Pixel prior to the date hereof. The Company, as lessee, has the right under written leases to occupy, use, possess and control, in all material respects, all real property leased by it, as presently occupied, used, possessed and controlled by it, subject to the terms and provisions of such leases.

          (b)   Except for software licenses associated with stand-alone computers, leases of vehicles and leases or hire contracts for miscellaneous office equipment and all sale-leaseback transactions, all assets of the Company that exceed $5,000 in value, to include any and all property, whether tangible or intangible, and including but not limited to any and all Intellectual Property or the right to any and all royalties accruing thereunder are the lawful property of the Company and as such are freely and fully assignable or transferable except as otherwise provided herein.

          (c)   Schedule 6.12(c) of the Company Disclosure Schedule lists all policies of insurance and bonds covering business operations and insurable properties and assets of the Company, all risks insured against, and the amount thereof and deductibles relating thereto. As of the date hereof, the Company has not, since January 1, 2003, received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in default in any material respect under such policy or bond, and, to the Company's knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

        6.13.    Minute Books.    The minute books of the Company and Merger Sub contain records which, in all material respects, accurately record all meetings of their stockholders and Boards of Directors (including committees of their Boards of Directors).

        6.14.    Environmental Matters.

          (a)   The Company has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that the Company is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of the Company. The Company has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by the Company, or owned or controlled by the Company as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time may violate, any presently existing federal, regional, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on the Company.

          (b)   The Company has no knowledge that, during the Company's ownership or lease of such Properties, any of such Properties has been operated in any manner that violated any applicable national, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on the Company.

        6.15.    Agreements with Governmental Entity.    Neither the Company nor Merger Sub is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, or board resolution submitted to a regulatory authority or similar undertaking to, and is not a recipient of, nor a party to any order or directive by, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

        6.16.    Labor Disputes.    Neither the Company nor Merger Sub is directly or indirectly involved in or threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which would have a Material Adverse Effect on the Company or Merger Sub.

        6.17.    Loans, Etc.    As of the date of this Agreement, no Company stockholder has any liabilities, obligations or indebtedness of any kind whatsoever chargeable to the Company stockholder and payable to the Company by the Company stockholder.

        6.18.    Absence of Liabilities.    Neither the Company nor Merger Sub has any liabilities, whether absolute, accrued, contingent or otherwise.

        6.19.    Intellectual Property.

          (a)    Agreements.    Schedule 6.19(a) of the Company Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Company, of each of the Company's Arrangements relating to Intellectual Property to which Company is a party or by which Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which Company is the licensee. There are no outstanding and, to the knowledge of Company, no threatened disputes or disagreements with respect to any such Arrangements. To the knowledge of Company, no party to an Arrangement relating to the use by Company of any Intellectual Property owned by another person is or has at any time been in breach of such Arrangements. Company has not granted or is not obligated to grant a license, assignment or other right with respect to any Intellectual Property.

          (b)    Know-How.

              (i)  The Intellectual Property includes all such assets which are reasonably necessary for the operation of Company's businesses as it is currently conducted. Company is the owner of all right, title, and interest in and to all Intellectual Property, free and clear of all liens, security interests, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property.

             (ii)  All former and current employees of Company have executed written Arrangements with Company that assign to Company all rights to any inventions, improvements, discoveries, or information relating to the business of Company. To the knowledge of Company, no employee of Company has entered into any Arrangement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than Company. No past or present shareholder, employee, director, officer, contractor, agent or representative of Company has any ownership interest or any other rights in or to any Intellectual Property. No Arrangement or understanding exists between Company and any third party which would impede or prevent the continued use of such right, title and interest of Company in and to the Intellectual Property as Company had prior to the Closing and used in the conduct of its business, subject to the rights of licensors and licensees pursuant to existing Arrangements listed on Schedule 6.19(a) to the Company Disclosure Schedule.

          (c)    Patents.

              (i)  Schedule 6.19(c) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Patents. Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, encumbrances, equities, and other adverse claims.

             (ii)  All Patents that have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (as defined above) (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  No registered Patent or pending patent application has been or is now involved in any opposition, invalidation, or cancellation (except for a request to resubmit) and, to the knowledge of Company, no such action is threatened with respect to any of the Patents.

            (iv)  To the knowledge of Company, there is no potentially interfering patent or patent application of any third party.

             (v)  To the knowledge of Company, no Patent is infringed or has been challenged or threatened in any way. To the knowledge of Company, none of the Patents infringes or is alleged to infringe any patent of any third party.

            (vi)  All products and materials containing a registered Patent bear the proper federal registration notice where permitted by law.

          (d)    Trademarks.

              (i)  Schedule 6.19(d) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Trademarks. Company is the owner of all right, title, and interest in and to each of the Trademarks, free and clear of all liens, claims, security interests, equities, and other adverse claims.

             (ii)  All Trademarks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  No registered Trademark or pending trademark application has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of Company, no such action is threatened with respect to any of the Trademarks.

            (iv)  To the knowledge of Company, there is no potentially interfering trademark or trademark application of any third party.

             (v)  To the knowledge of Company, no Trademark is infringed or has been challenged or threatened in any way. To the knowledge of Company, none of the Trademarks infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

            (vi)  To the knowledge of Company, all products and materials containing a registered Trademark bear the proper federal registration notice where permitted by law.

          (e)    Copyrights.

              (i)  Schedule 6.19(e) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, claims, security interests, equities, and other adverse claims.

             (ii)  All the Copyrights which have been registered are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  To the knowledge of Company, no Copyright is infringed or has been challenged or threatened in any way. To the knowledge of Company, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

          (f)    Trade Secrets.

              (i)  With respect to each Trade Secret, the documentation relating to such Trade Secret is reasonably current and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

             (ii)  Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

            (iii)  Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To the knowledge of Company, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than Company) or to the detriment of Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          (g)    Computer Software.

              (i)  Company is the owner of all right, title, and interest in and to the Computer Software, free and clear of all liens, security interests, encumbrances, equities and other adverse claims and the Computer Software may be used by Company following the Closing Date in the same manner as such were used prior to the Closing Date without the payment of additional fees.

             (ii)  The documentation regarding the Computer Software is materially complete and accurately reflects the Computer Software in all material respects. The Computer Software performs in all material respects in accordance with such software documentation.

            (iii)  Except for changes to be made in the ordinary course of business which will not have a Material Adverse Effect on Company's business to the knowledge of Company, no currently available or announced technological advance or software release will result in the obsolescence of any of the Computer Software within the next twelve (12) months.

          (h)    URLs.

              (i)  Company is the owner of all right, title, and interest in and to each URL, free and clear of all liens, security interests, encumbrances, equities and other adverse claims.

             (ii)  All URLs that have been registered with the appropriate applicable private or public URL registries, domestic and foreign, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications, if any), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii)  No registered URL or pending URL application has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of Company, no such action is threatened with respect to any of the URLs.

            (iv)  To the knowledge of Company, there is no potentially interfering URL or URL application of any third party.

             (v)  To the knowledge of Company, no URL is infringed or has been challenged or threatened in any way. To the knowledge of Company, none of the URLs infringes or is alleged to infringe any URL of any third party.

          (i)    Licenses.

              (i)  Schedule 6.19(i) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Licenses.

             (ii)  All Licenses are rightfully used and authorized for use by Company pursuant to valid Arrangements with respect to such Licenses. Company has all rights with respect to Licenses reasonably necessary to carry out Company's activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly all third-party Intellectual Property rights making up each such License.

            (iii)  Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any License.

        6.20.    No Brokers.    Neither the Company nor Merger Sub has employed or authorized anyone to represent them as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from the Company or Merger Sub in connection with the Transactions. The Company will indemnify, defend and hold harmless Uni-Pixel from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses it may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of the Company or Merger Sub.

        6.21.    Bankruptcy.    Other than the amended petition filed November 15, 1999, under Chapter 11 of the United States Bankruptcy Code (in which a plan of reorganization was confirmed July 31, 2000), the Company has neither filed a voluntary bankruptcy petition nor been the subject of an involuntary bankruptcy petition nor is the Company the subject of an action under state insolvency laws or any other relevant laws.

        6.22.    Criminal Proceedings.    To the best of the knowledge of the Company and Merger Sub, the Company and Merger Sub and their respective officers, directors, affiliates, promoters or any predecessor thereof have not been subject to or suffered any of the following:

          (a)   Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other misdemeanor offenses) within ten (10) years from the date hereof;

          (b)   Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such Person's involvement in any type of business, securities or banking activities; or

          (c)   Being found guilty by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

        6.23.    Consents and Approvals.    All actions required to be taken by the Company's and Merger Sub's Boards of Directors to authorize the consummation of the Transactions and the Merger have been duly and validly taken by the Boards of Directors of the Company and Merger Sub. Additionally, the Company Stockholders have executed and delivered irrevocable consents in accordance with the DGCL approving the Merger and the Transactions, and no other consents or approvals to the Merger or the Transactions shall be necessary.

        6.24.    State Takover Statutes.    The Board of Directors has taken all action to ensure that any restrictions on business combination ("State Takeover Statutes") do not apply to the Transactions.

        6.25.    Articles and Bylaws.    The Company has amended its Articles of Incorporation and Bylaws substantially in the forms attached hereto as Exhibits B and C, respectively.

        6.26.    Disclosure.    No representation or warranty contained in Article VI of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties. There are no facts, conditions, trends, claims, rights obligations or liabilities not specifically disclosed in this Article VI which have, or with the passage of time could have, a material adverse effect on the operations, conditions, earnings, liabilities and prospects, whether financial or otherwise.

ARTICLE VII
COVENANTS OF THE PARTIES

        7.1.    Conduct of Business.

          (a)   During the period from the date of this Agreement to the Closing Date, Uni-Pixel shall conduct its businesses and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent business practice, and shall take no action that is inconsistent with the foregoing agreement, except with the prior consent of the Company, which consent will not be unreasonably withheld. Uni-Pixel shall use all commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself, the Company and the Surviving Corporation the goodwill of its customers and others with whom business relationships exist, in each case provided that Uni-Pixel shall not be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement.

          (b)   During the period from the date of this Agreement to the Closing Date, the Company and Merger Sub shall each conduct its business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent business practice, and shall take no action that is inconsistent with the foregoing agreement, except with the prior consent of Uni-Pixel, which consent will not be unreasonably withheld. The Company and Merger Sub shall each use all commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself and the Surviving Corporation the goodwill of its customers and others with whom business relationships exist, in each case provided that the Company and Merger Sub shall not be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement.

          (c)   During the period from the date of this Agreement to the Closing Date, Gemini shall conduct its business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent business practice, and shall take no action that is inconsistent with the foregoing agreement, except with the prior consent of Uni-Pixel and the Company, which consent will not be unreasonably withheld. Gemini shall use all commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself and the Surviving Corporation the goodwill of its customers and others with whom business relationships exist, in each case provided that Gemini shall not be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement.

        7.2.    Negative Covenants and Dividend Covenants.    The Company, Gemini, Merger Sub and Uni-Pixel agree that, from the date hereof to the Closing Date, except as otherwise approved by the Parties in writing, or as permitted or required by this Agreement, they will not:

          (a)   (i) change any provisions of their Governing Documents; (ii) except for the filing of the Certificate of Amendment with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware, the Bridge Note Conversion (as defined below), the Note Conversion Transaction (as defined below), the Trade Debt Conversion (as defined below), the Bridge Loan Agreement (as defined below) and the Cancellation (as defined below), change the number of shares of their authorized capital stock or issue any shares of capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to their authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, except as otherwise set forth herein; (iii) declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or (iv) redeem or otherwise acquire any shares of such capital stock;

          (b)   grant any severance or termination pay other than in the ordinary course of business consistent with past practices and policies to, or enter into or amend any employment agreement with, any of their directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to their directors, officers or employees except with respect to salary increases and bonuses for employees in the ordinary course of business and consistent with past practices and policies;

          (c)   sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

          (d)   make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (e)   file any applications or make any contract with respect to branching or site location or relocation;

          (f)    agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

          (g)   make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

          (h)   make any loan or loan commitment to any of their stockholders; or

          (i)    agree to do any of the foregoing.

        7.3.    No Solicitation.

          (a)   Uni-Pixel, the Company and Merger Sub shall not authorize or permit any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to: (i) solicit or initiate or take any other action to facilitate or cause any inquiries or the making of any proposal from any Person (other than the Parties hereto) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of such entity or an affiliate thereof, or any of the capital stock of such entity or an affiliate thereof, or any merger, consolidation, business combination, recapitalization, sale or exchange of all or a material amount of assets or any similar transaction or series of transactions involving such entity or an affiliate thereof (a "Competing

  Transaction"), or (ii) participate in any discussions or negotiations regarding any Competing Transaction; provided, however, that if, at any time, the Board of Directors of such entity or an affiliate thereof determines in good faith, after consultation with such legal, financial and other advisors as it deems appropriate, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties under its applicable state laws, such entity or any affiliates thereof may, prior to its having obtained the necessary written consents or approvals to the Merger and the Transactions, and in response to a Competing Transaction that was not solicited by it or that did not otherwise result from a breach of this Section 7.3(a), (x) furnish non-public information with respect to such entity or an affiliate thereof to any Person making a Competing Transaction pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding, and enter into and consummate a Competing Transaction.

          (b)   The Parties shall keep each other reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Competing Transaction. A Party may not accept a Competing Transaction from any Person, nor may it terminate this Agreement, unless it has provided the other Parties at least four calendar days notice of the exact terms of the Competing Transaction, including a copy of the proposed agreement.

        7.4.    Bridge Loan Agreement.    Gemini agrees to make available to Uni-Pixel a bridge loan in the gross amount of Five Hundred Fifty Thousand and No/100 Dollars ($550,000) (the "Bridge Loan") for Uni-Pixel's use from time to time until the earlier of (i) January 31, 2005 or (ii) an initial closing of at least $3,500,000 in the Private Placement (as defined herein below). Gemini agrees to enter into and consummate that certain Bridge Loan Agreement, by and between Gemini and Uni-Pixel, in substantially the form attached hereto as Exhibit K (the "Bridge Loan Agreement"). The Bridge Loan will be repaid from the proceeds of the Private Placement.

        7.5.    Current Information.    During the period from the date of this Agreement to the Closing Date, each Party to this Agreement agrees to confer with each other Party to this Agreement on a reasonable basis as requested by each other Party, regarding their business, operations, properties, assets and financial condition and matters relating to the completion of the Transactions.

        7.6.    Access to Properties and Records; Confidentiality.

          (a)   During the period from the date of this Agreement to the Closing Date, each Party hereto agrees to permit each other Party and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, "Representatives") reasonable access to their respective properties, and to disclose and make available to each other Party and its Representatives, as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which each Party and its Representatives may have a reasonable interest.

          (b)   All information previously furnished by the Parties hereto in connection with the Transactions, shall be kept confidential and shall be treated as the sole property of the Party delivering the information until consummation of the Merger contemplated hereby and, if the Merger shall not occur, each Party and each Party's Representatives shall return to the other Party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or commercial purposes or any other purpose not expressly permitted hereby. The obligation to keep such information confidential shall continue for thirty (30) months from the date this Agreement is terminated or abandoned.

          (c)   In addition to all other remedies that may be available to any Party hereto in connection with a breach by any other Party hereto of its or its Representative's obligations under this Section 7.6, each Party hereto shall be entitled to specific performance and injunctive and other equitable relief with respect to this Section 7.6. Each Party hereto waives, and agrees to use all reasonable efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

        7.7.    Regulatory Matters.

          (a)   The Parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the Transactions as soon as possible. The Parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the Transactions.

          (b)   Each of the Parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the Transactions.

          (c)   Between the date of this Agreement and the Closing Date, Uni-Pixel shall cooperate with the Company to reasonably conform (as of the Closing Date) their policies and procedures to those of the Company as the Company may reasonably identify to Uni-Pixel from time to time.

          (d)   Between the date of this Agreement and the Closing Date, Uni-Pixel and Gemini agree to file any and all notices, if any, required by any regulatory authority. Uni-Pixel and Gemini further agree to make such filings in a timely fashion so that any required waiting periods will have lapsed before the Closing Date. Uni-Pixel and Gemini shall provide the Company copies of all such filings, but need not provide copies of any personal financial information required by such filings.

        7.8.    Further Assurances.    Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the Transactions, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Transactions and using all reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 7.8 shall be construed to require any Party to participate in any threatened or actual Legal Proceedings (other than Legal Proceedings to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the Transactions unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

        7.9.    Public Announcements.    The Parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the Transactions, except as may be otherwise required by law or regulation or as to which the Party releasing such information has used all reasonable efforts to discuss with the other Party in advance.

        7.10.    Failure to Fulfill Conditions.    The Parties agree to take all commercially reasonable efforts to cause the Closing to occur on or before December 31, 2004 (the "Cutoff Date"). In the event that Uni-Pixel, Gemini or the Company reasonably determines that a material condition to its obligation to consummate the Transactions cannot be fulfilled on or prior to the Cutoff Date, and that it will not waive that condition, it will promptly notify the other Parties. Uni-Pixel, Gemini and the Company will promptly inform the other Parties of any facts applicable to Uni-Pixel, Gemini or the Company, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger or the Closing.

        7.11.    Disclosure Supplements.    Each Party hereto will promptly supplement or amend (by written notice to the other Parties hereto) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Articles VIII, IX and X, no supplement or amendment to such Disclosure Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

        7.12.    Cooperation.    From and after the date of this Agreement until one (1) year following the Closing Date, Uni-Pixel will use its reasonable best efforts in good faith to answer any questions relating to Uni-Pixel and Uni-Pixel's business which the Company may ask or make inquiry.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF UNI-PIXEL

        The obligations of Uni-Pixel to consummate the Merger and the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Uni-Pixel in its sole discretion, but only in a writing signed by Uni-Pixel):

        8.1.    Accuracy of Representations and Warranties.    The representations and warranties of the Company and Merger Sub contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. The Company and Merger Sub shall each have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the Closing Date. The Company and Merger Sub shall each deliver to Uni-Pixel a certificate dated as of the Closing Date signed by their President or Vice President certifying as to the fulfillment of the conditions of this Section 8.1.

        8.2.    Government Consents.    There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger and the Transactions and for Uni-Pixel as the Surviving Corporation to continue to conduct its business as presently conducted, including but not limited to requirements under applicable U.S. securities, corporations, and investment laws.

        8.3.    Documents.    The Company, Gemini and Merger Sub must have caused the following documents to be delivered to Uni-Pixel:

          (a)   the Certificate of Merger, duly executed by each of Gemini, Uni-Pixel and Merger Sub;

          (b)   certificates of the Secretary of State and the taxing authorities of the States of Texas and Delaware, dated not more than five (5) days prior to the Closing Date, attesting to the organization and good standing of each of the Company, Merger Sub and Gemini as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

          (c)   copies, certified by a certificate of the Secretary of the Company, Merger Sub and Gemini as of the Closing Date, of resolutions duly adopted by the Boards of Directors of each of the Company, Merger Sub, and Gemini and by the stockholders of Merger Sub and Gemini, authorizing the execution and delivery by the Company, Merger Sub and Gemini of this Agreement and all other agreements attached hereto as Exhibits or contemplated herein, the consummation of the Merger, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the Transactions.

        8.4.    Private Placement.

          (a)   Simultaneous with the Closing, the Company shall have consummated and received the proceeds from the sale of equity securities of the Company in a private placement, in the gross amount of at least $3,500,000, but not to exceed $12,250,000 ("Private Placement"). Notwithstanding anything to the contrary set forth herein, the Parties to this Agreement agree that, after giving effect to the Transactions and the Private Placement, the holders of the Uni-Pixel Common Stock shall hold in aggregate not less than forty three percent (43%) nor greater than fifty seven and one half percent (57.5%) of the Company Common Stock, on an as converted basis, all on terms no more favorable to the investors in the Private Placement than as set forth in attached Schedule 3.2.

          (b)   The terms and conditions of the equity securities to be offered and sold pursuant to the Private Placement shall not be materially different than as set forth in the attached Schedule 3.2. Any changes, amendments or modifications to the purchase price, the per share conversion price, the anti-dilution and liquidity events, or the rights and preferences of the equity securities, as set forth in the attached Schedule 3.2, shall be conclusively deemed to be materially different.

        8.5.    Conversion of CapSource Notes.    Prior to the Closing, CapSource Fund, L.P. and CapSource 2000 Fund, L.P. (collectively, "CapSource") shall have agreed to convert the indebtedness of Uni-Pixel to CapSource, as represented by those certain promissory notes described in Exhibit D attached hereto (the "Notes") to shares of the Company's equity securities to be sold pursuant to the Private Placement, and in connection therewith CapSource shall have agreed to return the Notes to Uni-Pixel for cancellation. Pursuant to the terms of the conversion and simultaneous with the Closing, the Company shall issue to CapSource Five Hundred Thirteen Thousand Two Hundred Eighty-Six (513,286) shares of the Company's equity securities to be sold pursuant to the Private Placement (the "Note Conversion Transaction").

        8.6.    Payment of Accrued Salaries and Reduction of Trade Debt.    Prior to the Effective Time, Ken Loudermilk, Ann Loudermilk, Kevin Derichs, Reed Killion, Dan Van Ostrand, Martin Selbrede and Lance Parker (collectively, the "Uni-Pixel Note Holders") shall have agreed in writing to cancel all notes representing accrued salary owed to the Uni-Pixel Note Holders by Uni-Pixel and/or to forgive all amounts not otherwise documented representing accrued salary owed to the Uni-Pixel Note Holders, except for approximately $100,000 in unpaid salaries which shall be paid to the Uni-Pixel Note Holders out of the proceeds of the Private Placement (the "Accrued Salaries Transaction"). Additionally, prior to the Effective Time, Uni-Pixel trade creditors ("Uni-Pixel Trade Creditors") shall have converted or reduced unsecured liabilities and trade debt owed to such Uni-Pixel Trade Creditors ("Trade Debt"), to approximately $360,000, and Uni-Pixel shall have reduced amounts owed to CapSource for interest and fees to approximately $130,000, which amounts shall be paid out of the proceeds of the Private Placement (the "Trade Debt Conversion").

        8.7.    Bridge Loan Agreement.    Gemini and Uni-Pixel shall have entered into that certain Bridge Loan Agreement, substantially in the form attached hereto as Appendix B, and pursuant to the terms of such Bridge Loan Agreement, Gemini shall have made the Bridge Loan available to and funded timely to Uni-Pixel for Uni-Pixel's use until the earlier of (i) January 31, 2005 or (ii) an initial closing of at least $3,500,000 in the Private Placement.

        8.8.    Adoption of Merger by Shareholders.    At least two-thirds of the outstanding shares of common stock of Uni-Pixel entitled to vote thereon shall have been voted for the adoption of the Merger and the Transactions as contemplated by this Agreement.

        8.9.    Employment Agreements.    Every employment agreement previously entered into between the Company and its employees shall have been terminated prior to the Effective Time. All of the directors and officers of the Company shall have submitted their resignations from their positions as directors and officers and all other positions of the Company in writing prior to the Closing.

        8.10.    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against the Company or Merger Sub, or against any Person affiliated with the Company or Merger Sub, any Legal Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

        8.11.    No Injunctions or Restraints.    No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") affecting the Closing or seeking to prohibit the Transactions shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

        8.12.    No Stop Order.    No judicial, legal or administrative hearing or investigation shall have been initiated or threatened against any of the Parties relating the Merger, the Private Placement or any of the other actions or Transactions described herein, and no stop order suspending the Private Placement shall have been issued by the SEC or any state securities administrator, and no proceeding for that or any other purpose shall have been initiated or threatened by the SEC or any state securities administrator against any of the Parties to this Agreement or which could otherwise affect the Company.

        8.13.    Tax Opinion.    Uni-Pixel shall have received an opinion from its counsel as to the tax-free nature of the Merger.

        8.14.    Lock-Up Agreements.    The Company Stockholders shall have executed and delivered Lock-Up Agreements in the form attached hereto as Exhibit E (the "Lock-Up Agreements"). Pursuant to the respective Lock-Up Agreements, Company Stockholders will agree not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any shares of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock, which such Company Stockholders acquired as consideration pursuant to the Merger from the Closing Date until the eighteen month anniversary date of the Closing Date.

        8.15.    Cancellation of Company Shares.    The Company shall have cancelled approximately Eight Million Eight Hundred Thousand (8,800,000) shares of Company Common Stock prior to the consummation of the Merger, such that as of the Effective Time no more than One Million Two Hundred Thousand (1,200,000) shares of Company Common Stock shall be issued and outstanding (the "Cancellation") and the Company shall have caused all issued and outstanding warrants, options or other rights to acquire equity securities in the Company to be exercised or terminated such that as of the Effective Time no warrants, options or other rights to acquire equity or other securities in the Company shall be outstanding.

        8.16.    Placement Agent Agreement.    Uni-Pixel's board of directors shall, in its sole and absolute discretion, have approved the provisions of the placement agent agreement entered into between Fordham Financial Management, Inc. and the Company (the "Placement Agent Agreement") and all other agreements entered into by the Company regarding the sale of shares of the Company's equity securities in the Private Placement.

        8.17.    Final Capitalization.    The capitalization of the Company and the total number of outstanding shares of Company Common Stock and other securities convertible into or exercisable for shares of Company Common Stock immediately after the Closing shall be acceptable to Uni-Pixel in its sole and absolute discretion. Notwithstanding anything to the contrary set forth herein, the Parties to this Agreement agree that after giving effect to the Transactions but prior to the sale of the equity securities pursuant to the Private Placement described in Section 8.4 of this Agreement, the holders of Uni-Pixel Common Stock shall hold, in the aggregate, not less than sixty-eight percent (68%) of the Company Common Stock issued and outstanding immediately after the consummation of the Transactions. The Parties also agree that, after giving effect to the Transactions and the Private Placement, the holders of the Uni-Pixel Common Stock shall hold in aggregate not less than forty three percent (43%) nor greater than fifty seven and one half percent (57.5%) of the Company Common Stock, on an as converted basis, all on terms no more favorable to the investors in the Private Placement than as set forth in attached Schedule 3.2.

        8.18.    Officer and Board Appointees.    Effective as of the Effective Time, the respective Boards of Directors of the Company and the Surviving Corporation shall elect and appoint the persons listed on Exhibit F attached hereto to the offices set forth opposite their names on Exhibit F. Prior to the Closing, the Company shall take all commercially reasonable actions to have the Board of Directors of the Surviving Corporation elect and appoint Dan Van Ostrand, Reed Killion, and Frank DeLape to the Board of Directors of the Surviving Corporation. Prior to the Closing, the Company shall take all commercially reasonable actions to have the Board of Directors of the Company elect and appoint Frank DeLape and Reed Killion to the Board of Directors of the Company. Frank DeLape and Reed Killion shall mutually agree as to the identity of the three remaining independent directors of the Company.

        8.19.    Company Governing Documents.    The Articles of Incorporation and Bylaws of the Company (the "Company Governing Documents") shall have been amended in substantially the form attached hereto as Exhibits B and C to ensure that new, clean Company Governing Documents are in existence after the Closing and to change the name of the Company to "Uni-Pixel Holdings, Inc."

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF GEMINI

        The obligations of Gemini to consummate the Merger and the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Gemini in its sole discretion, but only in a writing signed by Gemini):

        9.1.    Documents.    The Company, Merger Sub and Uni-Pixel must have caused the following documents to be delivered to Gemini:

          (a)   the Certificate of Merger, duly executed by each of Gemini, Uni-Pixel and Merger Sub;

          (b)   certificates of the Secretary of State and the taxing authorities of the States of Texas and Delaware, dated not more than five (5) days prior to the Closing Date, attesting to the organization and good standing of each of the Company, Merger Sub and Uni-Pixel as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

          (c)   copies, certified by a certificate of the Secretary of the Company, Merger Sub and Uni-Pixel as of the Closing Date, of resolutions duly adopted by the Boards of Directors of each of the Company, Merger Sub, and Uni-Pixel and by the stockholders of Merger Sub and Uni-Pixel, authorizing the execution and delivery by the Company, Merger Sub and Uni-Pixel of this Agreement and all other agreements attached hereto as Exhibits or contemplated herein, the consummation of the Merger, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the Transactions.

        9.2.    No Dissenting Shares.    As of the Effective Time, stockholders holding no more than five percent (5%) of the Uni-Pixel Common Stock in the aggregate (as of the record date for purposes of determining the stockholders of Uni-Pixel entitled to receive notice of their appraisal rights in accordance with Article 5.12 of the TBCA) shall have delivered to Uni-Pixel written notice of their intent to demand payment for their shares of Uni-Pixel Common Stock.

ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS
OF COMPANY AND MERGER SUB

        The obligations of the Company and Merger Sub to consummate the Merger and the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company and/or Merger Sub in their sole discretion, but only in a writing signed the Company and/or Merger Sub):

        10.1.    Government Consents.    There shall have been obtained at or prior to the Closing Date such permits and/or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the Parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger and the Transactions, including but not limited to requirements under applicable U.S. securities, corporations, and investment laws.

        10.2.    Documents.    Uni-Pixel and Gemini must have caused the following documents to be delivered to the Company and Merger Sub:

          (a)   the Certificate of Merger, duly executed by each of Gemini, Uni-Pixel and Merger Sub;

          (b)   certificates of the Secretary of State and the taxing authorities of the States of Texas and Delaware, dated not more than five (5) days prior to the Closing Date, attesting to the organization and good standing of each of Uni-Pixel and Gemini as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

          (c)   copies, certified by a certificate of the Secretary of Uni-Pixel and Gemini as of the Closing Date, of resolutions duly adopted by the Boards of Directors of each of Uni-Pixel and Gemini and by the stockholders of Uni-Pixel and Gemini, authorizing the execution and delivery by Uni-Pixel and Gemini of this Agreement and all other agreements attached hereto as Exhibits or contemplated herein, the consummation of the Merger, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the Transactions.

        10.3.    Employment Agreements.    Every employment agreement previously entered into between Uni-Pixel and its employees, including the employment agreements entered into between Uni-Pixel and Reed Killion, Dan Van Ostrand, Martin Selbrede, Kevin Derichs, and Lance Parker shall have been terminated prior to the Effective Time. Reed Killion, Dan Van Ostrand, Martin Selbrede, Kevin Derichs, and Lance Parker shall have agreed to enter into those certain non-disclosure, non-compete and confidentiality agreements, in substantially the form attached hereto as Exhibit G.

        10.4.    Conversion of Uni-Pixel Notes.    Prior to the Effective Time, all of the holders of those certain promissory notes listed on Exhibit H attached hereto (collectively, the "Uni-Pixel Notes" and each a "Uni-Pixel Note") shall have agreed in writing to exchange the Uni-Pixel Notes for an aggregate of Eight Hundred Fifty Thousand Six Hundred Twenty Six (850,626) shares of Company Common Stock to be issued as part of the Merger Consideration in the Merger and shall have each delivered a letter of transmittal, satisfactory in form to the Company, regarding such exchange and their original Uni-Pixel Note to Uni-Pixel (the "Bridge Note Conversion").

        10.5.    Conversion of Indebtedness.    Prior to the Closing, CapSource shall have agreed to the Note Conversion Transaction.

        10.6.    Payment of Accrued Salaries and Conversion of Trade Debt.    Prior to the Effective Time, the Uni-Pixel Employees and Uni-Pixel shall have consummated the Accrued Salaries Transaction and the Uni-Pixel Trade Creditors shall have consummated any Trade Debt Conversion anticipated.

        10.7.    Representations and Warranties; Performance of Obligations.    The representations and warranties of Uni-Pixel and Gemini contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Uni-Pixel shall have performed in all material respects, the agreements, covenants and obligations to be performed by them prior to the Closing Date. Uni-Pixel and Gemini shall each deliver to the Company and Merger Sub a certificate dated as of the Closing Date signed by their President or Vice President certifying as to the fulfillment of the conditions of this Section 10.7.

        10.8.    Closing Balance Sheet.    Uni-Pixel shall have submitted the balance sheet of Uni-Pixel dated as of the day immediately preceding the Closing (the "Closing Balance Sheet") to the Company and the Company shall have approved the Closing Balance Sheet, in its sole discretion.

        10.9.    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against Uni-Pixel, or against any Person affiliated with Uni-Pixel, any Legal Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

        10.10.    No Injunctions or Restraints.    No Restraints affecting the Closing or seeking to prohibit the Transactions shall be in effect; provided, however, that each of the Parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

        10.11.    No Dissenting Shares.    As of the Effective Time, Uni-Pixel stockholders holding no more than five percent (5%) of the Uni-Pixel Common Stock in the aggregate (as of the record date for purposes of determining the stockholders of Uni-Pixel entitled to receive notice of their appraisal rights in accordance with Article 5.12 of the TBCA) shall have delivered to Uni-Pixel written notice of their intent to demand payment for their shares of Uni-Pixel Common Stock.

        10.12.    Lock-Up Agreements.    The shareholders of Uni-Pixel listed on the attached Exhibit I shall have executed and delivered Lock-Up Agreements, pursuant to which the officers, directors and employees of Uni-Pixel will agree not to offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any shares of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock, which such officers, directors and employees acquired as consideration pursuant to the Merger from the Closing Date until the second or third anniversary date of the Closing Date, as applicable.

        10.13.    Officer and Board Appointees.    Effective as of the Effective Time, the respective Boards of Directors of the Company and the Surviving Corporation shall elect and appoint the persons listed on

Exhibit F attached hereto to the offices set forth opposite their names on Exhibit F. Prior to the Closing, the Company shall take all commercially reasonable actions to have the Board of Directors of the Surviving Corporation elect and appoint Dan Van Ostrand, Reed Killion, and Frank DeLape to the Board of Directors of the Surviving Corporation. Prior to the Closing, the Company shall take all commercially reasonable actions to have the Board of Directors of the Company elect and appoint Frank DeLape and Reed Killion to the Board of Directors of the Company. Frank DeLape and Reed Killion shall mutually agree as to the identity of the three remaining independent directors of the Company.

ARTICLE XI
POST-CLOSING OBLIGATIONS OF PARTIES

        11.1.    Stock Option Plan.    Following the Closing, the Board of Directors of the Company shall adopt a stock option and restricted stock plan, reserving 2,000,000 shares of Company Common Stock for the issuance of options to employees, directors and consultants (the "Plan"), and, on a timely basis, submit the Plan to the stockholders of the Company for their approval and adoption. The 2004 Stock Plan will provide for grants of non-qualified options, incentive stock options and restricted stock awards, or any combination of the foregoing.

ARTICLE XII
TERMINATION OF AGREEMENT

        12.1.    Termination.    This Agreement may be terminated at any time prior to or at the Closing:

          (a)   By the mutual written consent of the Company, Uni-Pixel, Gemini and Merger Sub;

          (b)   By the Company, if the conditions precedent set forth in Article X shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before midnight, Houston, Texas time on December 31, 2004 (the "Termination Date");

          (c)   By Uni-Pixel, if the conditions precedent set forth in Article VIII shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

          (d)   By Gemini, if the conditions precedent set forth in Article IX shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

          (e)   By the Company, if any material item of disclosure or information obtained during the Company's ongoing due diligence investigation of Uni-Pixel shall warrant termination of this Agreement and the Transactions, as determined in the Company's reasonable discretion using any relevant information;

          (f)    By the Company, Uni-Pixel, Gemini or Merger Sub, if the Closing Date shall not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such Party at or before the Closing Date;

          (g)   By any Party, upon written notice to the other Parties if any application for regulatory or governmental approval necessary to consummate the Merger and the Transactions shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by the Company upon written notice to the other Parties if any such application is approved with conditions which materially impair the value of Uni-Pixel, taken as a whole, to the Company;

          (h)   By the Company, if (i) there shall have occurred a Material Adverse Change in Uni-Pixel from that disclosed by Uni-Pixel on the date of this Agreement, or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Uni-Pixel hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied;

        Except as otherwise specifically set forth herein, any termination of this Agreement under this Section 12.1 will be effective by the delivery of notice of the terminating Party to the other Parties hereto.

        12.2.    No Liability for Proper Termination.    Any termination of this Agreement in accordance with this Article XII will be without further obligation or liability upon any Party in favor of the other Party hereto or to its stockholders, directors or officers; provided, however, that nothing herein will limit the obligation of any Party for any willful breach hereof or failure to use their reasonable best efforts to cause the Merger and the Transactions to be consummated. In the event of the termination of this Agreement pursuant to this Article XII, this Agreement shall thereafter become void and have no effect and each Party shall be responsible for its own expenses incurred in connection herewith.

ARTICLE XIII
INDEMNIFICATION AND REMEDIES

        13.1.    Indemnification and Payment of Damages by Halter Financial, David DiSalvo and Frank DeLape.

          (a)   Halter Financial Group, Inc. ("Halter Financial") shall indemnify, defend and hold harmless Uni-Pixel and its officers, directors, employees, attorneys, representatives, stockholders, controlling persons, and affiliates (collectively, the "Uni-Pixel Indemnitees") from, against and in respect of any demand, loss, liability, claim, damage (including incidental and consequential damages), expense, cost (including costs of investigation and defense and reasonable attorneys' fees), fine, action, suit, judgment or diminution of value, whether or not involving a third-party claim (collectively, "Damages") arising, directly or indirectly, from or in connection with the operation and ownership of the Company from July 31, 2000 through and including June 13, 2001.

          (b)   David DiSalvo shall indemnify, defend and hold harmless the Uni-Pixel Indemnitees from, against and in respect of any Damages arising, directly or indirectly, from or in connection with the operation and ownership of the Company from and including June 14, 2001 through and including November 14, 2004.

          (c)   Frank DeLape shall indemnify, defend and hold harmless the Uni-Pixel Indemnitees from, against and in respect of any Damages arising, directly or indirectly, from or in connection with:

              (i)  the operation and ownership of the Company from and including November 15, 2004 through the Closing Date;

             (ii)  any inaccuracy or breach of any representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, the supplements to the Company Disclosure Schedule, or any other certificate or document delivered by Company pursuant to this Agreement;

            (iii)  any breach by Company of any covenant or obligation of Company in this Agreement or any agreement or document delivered by Company in connection with this Agreement;

            (iv)  any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Company in connection with any of the Transactions.

        Collectively, Halter Financial, David DiSalvo and Frank DeLape are referred to in this section as the "Uni-Pixel Indemnitors." If the Closing occurs, the remedies provided in this Article XIII will be the exclusive remedies that may be available to Uni-Pixel or the other Uni-Pixel Indemnitees, except with respect to claims for fraud or intentional misconduct or relating to title to any of the Uni-Pixel Common Stock and claims under Sections 13.1(a), (b) or (c)(i), (iii) or (iv) except as otherwise set forth in Section 13.4 herein.

        13.2.    Limitations On Amount.    For breaches of any representations and warranties contained in Article VI of this Agreement, the Uni-Pixel Indemnitors shall be obligated to indemnify the Uni-Pixel Indemnitees only in the event that the aggregate amount of indemnification liability of the Uni-Pixel Indemnitors exceeds Fifty Thousand Dollars ($50,000) (the "Threshold Amount"). The Uni-Pixel Indemnitors' liability shall be further limited as follows:

          (a)   The liability of Halter Financial pursuant to its indemnification obligations under Section 13.1 hereof shall be limited, in the aggregate, to the value of the Company Common Stock received by Halter Financial as Merger Consideration, and shall be determined by multiplying the number of shares of Company Common Stock received by Halter Financial by $1.75.

          (b)   The liability of David DiSalvo pursuant to his indemnification obligations under Section 13.1 hereof shall be limited, in the aggregate, to the value of the Company Common Stock received by David DiSalvo as Merger Consideration, and shall be determined by multiplying the number of shares of Company Common Stock received by David DiSalvo by $1.75.

          (c)   The liability of Frank DeLape pursuant to his indemnification obligations under Section 13.1 hereof shall be limited, in the aggregate, to the value of the Company Common Stock received by Frank DeLape as Merger Consideration, and shall be determined by multiplying the number of shares of Company Common Stock received by Frank DeLape by $1.75.

        Notwithstanding the foregoing, any indemnification liability of the Uni-Pixel Indemnitors pursuant to this Article XIII shall be reduced by the amount of any insurance proceeds received by Uni-Pixel or the Uni-Pixel Indemnitees. In the event that any such insurance proceeds are actually realized by an indemnified Party subsequent to the receipt by such indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly regarding the amount of such indemnification payment.

        13.3.    No Third Party Beneficiaries.    The foregoing indemnification is given solely for the purpose of protecting Uni-Pixel and the Uni-Pixel Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right, or cause of action upon, any other individual or entity.

        13.4.    Survival; Non-Waiver of Rights.    The representations, warranties, covenants and agreements made or deemed made by the Company Stockholders shall survive for one (1) year after the Closing, and the delivery of all documents, funds and investments delivered pursuant hereto and shall not be affected or deemed waived by reason of the fact that another Party or its representatives knew or should have known that any such representations, warranties, covenants or agreement were or might be inaccurate in any respect. Any furnishing of information by any Party to another pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of the delivering Party to which another Party shall have access or any information obtained by, or made available to, any Party as a result of any investigation made by or on behalf of such Party prior to or after the date of this Agreement, shall not affect such

Party's right to rely on any representation, warranty, covenant or agreement made or deemed made by another Party in this Agreement and shall not be deemed a waiver thereof.

ARTICLE XIV
MISCELLANEOUS

        14.1.    Governing Law.    This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of law doctrine. Each of the Parties hereto irrevocably consents to the jurisdiction of the courts located in the state and federal courts situated in Austin, Travis County, Texas.

        14.2.    Assignment; Binding Upon Successors and Assigns.    No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto, except that the Company may assign its respective rights and/or obligations to any entity formed by and between the Company and Uni-Pixel to carry out the Parties' business and financing plan for Uni-Pixel or its successor. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. A change in control of the Company shall be deemed to be an assignment.

        14.3.    Severability.    If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        14.4.    Expenses.    Each Party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

        14.5.    Attorneys' Fees.    Should a suit be brought to enforce or interpret any part of this Agreement, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court rendering the judgment (including without limitation, costs, expenses and fees on any appeal). The prevailing Party will be entitled to recover its costs of the suit, regardless of whether such suit proceeds to final judgment.

        14.6.    Notices.    All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or to such other addresses or fax number as any Party may notify the other Parties in accordance with this Section:

If to the Company or Merger Sub:	Real-Estateforlease.com, Inc. 700 Gemini Street, Suite 100 Houston, Texas 77058 Attention: Frank DeLape Telephone: (281) 488-3883 Facsimile: 281-488-5353

With a courtesy copy to:	Morse & Morse, PLLC 111 Greatneck Rd., Suite 420 Greatneck, NY 11021 Attention: Steven Morse Telephone: (516) 487-1446 Facsimile: (516) 487-1452
If to Uni-Pixel:	Uni-Pixel Displays, Inc. 8040 Airport Rd., Suite T Georgetown, TX 78628 Attention: Reed Killion Telephone: (512) 868-6609 Facsimile: (512) 868-6649
With copy to:	Winstead Sechrest & Minick P.C. 401 Congress Ave., Suite 2100 Austin, Texas 78701 Attn: Darrell R. Windham Telephone: (512) 474-4330 Facsimile: (512) 370-2850
If to the Company Stockholders:	Halter Financial Group, Inc. 12890 Hilltop Rd. Argyle, TX 76226 Attention: Timothy P. Halter Telephone: (972) 233-0300 Facsimile: (940) 455-7337

        14.7.    Entire Agreement.    This Agreement and the exhibits and schedules hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. None of the Parties hereto shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys, and will be construed and interpreted according to the ordinary meaning of the words used so to fairly accomplish the purposes and intentions of the Parties.

        14.8.    Amendment.    Prior to the Closing, this Agreement may not be amended except by an instrument in writing signed by or on behalf of the Parties. Following the Closing, this Agreement may not be amended except by an instrument in writing signed by or on behalf of the Company, the Surviving Corporation and a majority of the Uni-Pixel stockholders.

        14.9.    Extension; Waiver.    The Parties may, at any time prior to the Closing Date, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party against which the waiver is sought to be enforced.

        14.10.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        14.11.    Descriptive Headings.    The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        14.12.    No Third Party Beneficiaries.    Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        14.13.    Arbitration.

          (a)    Resolution of Disputes.    All controversies, disputes or claims ("Disputes") arising among the Parties arising out of or relating to this Agreement or the subject matter hereof, and the arbitrability of any Dispute, shall be settled by arbitration as provided below. The arbitration and all preliminary proceedings related thereto shall be conducted in accordance with such rules as may be agreed upon by the Parties, or, failing agreement on such rules within thirty (30) days or written request for such agreement, in accordance with the Commercial Rules and Procedures of the American Arbitration Association ("AAA"), as amended from time to time and as modified by this Agreement. This dispute shall be presented to a single arbitrator (the "AAA Arbitrator"), sitting in Austin, Travis County, Texas.

          (b)    Selection of AAA Arbitrator.    The AAA Arbitrator shall be selected jointly by the Parties within ten (10) days after demand for arbitration is made by a Party. If the parties are unable to agree on an AAA Arbitrator within that period, then any Party may request that the AAA select the AAA Arbitrator in accordance with its then existing rules for doing so. The AAA Arbitrator shall be limited to attorneys at law who (i) arbitrate AAA's Large, Complex cases, and (ii) have practiced law for at least fifteen (15) years as attorneys specializing in either general commercial litigation or general corporate, securities and commercial matters.

          (c)    Discovery.    Any discovery permitted shall be limited to information directly relevant to the controversy or Dispute in arbitration. In the event of discovery disputes, the AAA Arbitrator is directed to issue such orders as are appropriate to limit discovery in accordance with the foregoing and as are reasonable in light of the issues in dispute, the amount in controversy, and other relevant considerations. To the extent the Parties are unable to agree on the scope of discovery, the AAA Arbitrator shall require the Party seeking discovery on an issue to present the legal and factual basis for the Dispute and shall permit the Party opposing discovery to respond. The AAA Arbitrator shall permit discovery on an issue only if the AAA Arbitrator concludes that there is a reasonable and good faith basis in law and in fact for bringing such allegations and that the discovery appears likely to present substantive evidence regarding that Dispute. The AAA Arbitrator may permit limited discovery to permit investigation of some of the Disputes or to determine whether a Dispute has sufficient basis in law or in fact to warrant further discovery, but shall issue appropriate orders to restrict the scope of such discovery. The federal or state rules of procedure and evidence shall not apply to the arbitration proceedings, including without limitation the rules of discovery. The AAA Arbitrator shall consider claims of privilege, work product and other restrictions on discovery as appear to be warranted.

          (d)    Fees.    The AAA Arbitrator shall award the prevailing Party its attorneys' and experts' fees and disbursements incurred in resolving the dispute and shall award double costs and expenses or other sanctions to the extent the AAA Arbitrator finds any Dispute advanced in the proceedings to be frivolous or without a good faith basis in fact and in law when such Dispute was first presented for arbitration.

          (e)    Award/Consent to Jurisdiction.    Except as may otherwise be agreed in writing by the Parties or as ordered by the AAA Arbitrator upon substantial justification shown, the hearing for the Dispute shall be held within sixty (60) days of submission of the Dispute to arbitration. The AAA Arbitrator shall render a final award within thirty (30) calendar days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the AAA Arbitrator. The AAA Arbitrator shall state the factual and legal basis for the award. The decision of the AAA Arbitrator shall be final and binding, except as provided in the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and except for errors of law based on the findings of fact. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment shall not be required to make the award effective. The Parties hereby irrevocably submit to the exclusive jurisdiction and venue of courts located in Austin, Travis County, Texas. THE PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

        14.14.    Specific Performance.    The Parties acknowledge that if any of the Parties refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the other Parties to this Agreement. Each Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by a Party to enforce this Agreement, each other Party shall waive the defense that there is an adequate remedy at law. In the event of a default by any Party to this Agreement which results in the filing of a lawsuit for damages, specific performance, or other remedies, each non-defaulting Party shall be entitled to joint and several reimbursement from the defaulting Parties of all reasonable legal fees and expenses incurred by the non-defaulting Parties.

        14.15.    Joint Preparation.    This Agreement has been prepared and extensively negotiated by all Parties hereto with the assistance and input of their respective attorneys, and therefore no ambiguity herein shall be construed for or against any Party based upon the identity of the author of this Agreement or any portion hereof.

        14.16.    Drafting Ambiguities.    When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or Appendix, such reference shall be to an Article or Section of, or an Exhibit, Schedule or Appendix to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

[[SIGNATURE PAGE FOLLOWS]]

        IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed and delivered, all as of the day and year first above written.

REAL-ESTATEFORLEASE.COM, INC.
By:	/s/ FRANK DELAPE
Name:	Frank DeLape
Title:	President
UNI-PIXEL MERGER SUB, INC.
By:	/s/ FRANK DELAPE
Name:	Frank DeLape
Title:	President
UNI-PIXEL DISPLAYS, INC.
By:	/s/ REED J. KILLION
Name:	Reed J. Killion
Title:	President
GEMINI V, INC.
By:	/s/ FRANK DELAPE
Name:	Frank DeLape
Title:	President
COMPANY STOCKHOLDERS
/s/ DAVID DISALVO David DiSalvo, individually
/s/ FRANK DELAPE Frank DeLape, individually
/s/ TIMOTHY P. HALTER Timothy P. Halter President, Halter Financial Group, Inc.

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION among REAL-ESTATEFORLEASE.COM, INC., UNI-PIXEL MERGER SUB, INC., GEMINI V, INC., UNI-PIXEL DISPLAYS, INC. AND THOSE STOCKHOLDERS OF REAL-ESTATEFORLEASE.COM, INC. LISTED ON EXHIBIT "A" AS "COMPANY STOCKHOLDERS"